                                                                   EXHIBIT 10.19



                            ASSET PURCHASE AGREEMENT

                                      DATED

                                 AUGUST 3, 1999

                                  BY AND AMONG

                                   FCNH, INC.,

                            STEINER LEISURE LIMITED,

                               FLORIDA COLLEGE OF
                              NATURAL HEALTH, INC.

                         THE NATURAL HEALTH SHOPPE, INC.

                                 NEAL R. HELLER,

                              ELIZABETH S. HELLER,

                                DANIEL STUBBS II,

                                  ARTHUR KEISER

                                       AND

                                 BELINDA KEISER




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                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I - PURCHASE AND SALE OF ASSETS; CLOSING, ETC ...............................      1
   1.1   Purchase and Sale ..........................................................      1
   1.2   Excluded Assets ............................................................      3
   1.3   Assumed Liabilities ........................................................      3
   1.4   Excluded Liabilities .......................................................      4
   1.5   Purchase Price .............................................................      5
   1.6   Contingent Consideration ...................................................      5
   1.7   Allocation of Purchase Price ...............................................      7
   1.8   Replacement of Lease Deposit ...............................................      8
   1.9   Other Closing Deliveries ...................................................      8
   1.10  Closing ....................................................................      8
   1.11  Unwinding Contingency ......................................................      8

ARTICLE II - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SHAREHOLDERS.........     10
   2.1   Power of the Shareholders ..................................................     10
   2.2   No Conflicts or Litigation .................................................     10
   2.3   Consents ...................................................................     10
   2.4   No Brokers .................................................................     11
   2.5   Preemptive and Other Rights ................................................     11
   2.6   Control of Related Businesses ..............................................     11
   2.7   Securities Matters .........................................................     11

ARTICLE III - REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY .............    12
   3.1   Organization ...............................................................     12
   3.2   Qualification ..............................................................     12
   3.3   Charter Documents and Records; No Violation ................................     12
   3.4   No Defaults ................................................................     12
   3.5   Company Subsidiaries; etc ..................................................     12
   3.6   Capital Stock of the Company and the Company Subsidiaries ..................     13
   3.7   Transactions in Capital Stock ..............................................     13
   3.8   Predecessor Status; etc ....................................................     13
   3.9   Related Party Agreements ...................................................     13
   3.10  Litigation, etc ............................................................     13
   3.11  Disclosure .................................................................     14
   3.12  Compliance With Laws .......................................................     14
   3.13  Certain Environmental Matters ..............................................     14
   3.14  Liabilities and Obligations ................................................     15
   3.15  Receivables ................................................................     15
   3.16  Real Properties ............................................................     15
   3.17  Other Tangible Assets ......................................................     17
   3.18  Proprietary Rights .........................................................     17
   3.19  Relations With Governments, etc ............................................     17
   3.20  Commitments ................................................................     17
   3.21  Inventories ................................................................     18
   3.22  Insurance ..................................................................     19
   3.23  Employee Matters ...........................................................     19
   3.24  Welfare Plans and Compliance with ERISA ....................................     21
   3.25  Taxes ......................................................................     22
   3.26  Government Contracts .......................................................     23
   3.27  Absence of Changes .........................................................     23
   3.28  Bank Relationships; Powers of Attorney .....................................     24
   3.29  Accreditations .............................................................     24
   3.30  No Conflicts or Litigation .................................................     25
   3.31  Consents ...................................................................     25


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
   3.32  [Intentionally Omitted] ...................................................     25
   3.33  [Intentionally Omitted] ...................................................     25
   3.34  Regulatory Financial Matters ..............................................     25
   3.35  Liens .....................................................................     25
   3.36  Default Rates .............................................................     25
   3.37  Financials Statements .....................................................     25
   3.38  Authorization; Enforceability; Absence of Conflicts: Required Consents ....     26
   3.39  Securities Matters ........................................................     26
   3.40  Cash on Hand; Stockholders' Equity ........................................     27

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER AND SLL .......................     27
   4.1   Organization; Power .......................................................     27
   4.2   Authorization; Enforceability; Absence of Conflicts: Required Consents ....     27
   4.3   No Conflicts or Litigation ................................................     28
   4.4   Consents ..................................................................     28
   4.5   SLL Shares ................................................................     28
   4.6   SEC Reports and Filings ...................................................     28

ARTICLE V - COVENANTS EXTENDING TO THE CLOSING .....................................     29
   5.1   Access and Cooperation; Due Diligence .....................................     29
   5.2   Conduct of Business Pending the Closing ...................................     29
   5.3   Prohibited Activities .....................................................     30
   5.4   No Shop ...................................................................     31
   5.5   Notice to Bargaining Agents ...............................................     32
   5.6   Notification of Certain Matters ...........................................     32
   5.7   Supplemental Information ..................................................     32
   5.8   HSR Act Matters ...........................................................     32
   5.9   Debt Repayment ............................................................     33
   5.10  Tax Returns ...............................................................     33
   5.11  Best Efforts ..............................................................     33
   5.12  Department of Commerce ....................................................     33
   5.13  Lease Deposit Replacement .................................................     33
   5.14  Preserve Accuracy of Representations and Warranties .......................     33

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES ....................     34
   6.1   Conditions to the Obligations of the Buyer Parties ........................     34
   6.2   Conditions to Obligations of Sellers ......................................     36

ARTICLE VII - COVENANTS FOLLOWING THE CLOSING ......................................     38
   7.1   Stockholders' Equity Determination ........................................     38
   7.2   Preparation and Filing of Tax Returns .....................................     39
   7.3   Undertakings Regarding SLL Shares .........................................     39
   7.4   Registration of SLL Shares ................................................     39
   7.5   Purchase Price Adjustment .................................................     40
   7.6   Cash on Hand ..............................................................     40
   7.7   Control Over Purchased Assets .............................................     40
   7.8   Governmental Approvals ....................................................     40

ARTICLE VIII - INDEMNIFICATION; SETOFF .............................................     40
   8.1   Survival of Representations and Warranties ................................     40
   8.2   Indemnification of SLL Indemnified Parties ................................     41
   8.3   Indemnification of Seller Indemnified Parties .............................     41
   8.4   Conditions of Indemnification .............................................     42
   8.5   Remedies Not Exclusive ....................................................     44
   8.6   Limitations on Indemnification ............................................     44
   8.7   Set-Off ...................................................................     44

ARTICLE IX - LIMITATIONS ON COMPETITION ............................................     44
   9.1   Prohibited Activities .....................................................     44
   9.2   Damages ...................................................................     45




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
   9.3   Reasonable Restraint .....................................     45
   9.4   Independent Covenant .....................................     45
   9.5   Materiality ..............................................     45

ARTICLE X - DEFINITIONS AND DEFINITIONAL PROVISIONS ...............     46
  10.1   Defined Terms ............................................     46
  10.2   Other Defined Terms ......................................     57
  10.3   Other Definitional Provisions ............................     57

ARTICLE XI - CONFIDENTIALITY ......................................     58
  11.1   Treatment of Confidential Information ....................     58

ARTICLE XII - TERMINATION AND EXPENSES......... ...................     58
  12.1   Termination of This Agreement ............................     58
  12.2   Expenses .................................................     59
  12.3   Liabilities in Event Of Termination ......................     59

ARTICLE XIII - MISCELLANEOUS ......................................     60
  13.1   Public Announcements .....................................     60
  13.2   Notices ..................................................     60
  13.3   Governing Law; Forum; Etc ................................     61
  13.4   Binding Effect; Assignment; Third Party Beneficiaries ....     62
  13.5   Entire Agreement .........................................     62
  13.6   Further Assurances .......................................     62
  13.7   Amendments ...............................................     62
  13.8   Waivers ..................................................     62
  13.9   Headings; Counterparts ...................................     62
  13.10  Severability .............................................     63
  13.11  Rights and Remedies ......................................     63
  13.12  Disclosure ...............................................     63


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         ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of August 3, 1999 (this
"AGREEMENT"), is made by and among FCNH, Inc., a Florida corporation ("BUYER"), Steiner Leisure Limited, a Bahamas international business company ("SLL" and, collectively with Buyer, the "BUYER PARTIES"), Florida College of Natural
Health, Inc. (the "COMPANY"), The Natural Health Shoppe, Inc., a Florida corporation (the "COMPANY SUBSIDIARY"), Neal R. Heller ("NHELLER"), Elizabeth S.
Heller ("EHeller" and, collectively, with NHeller, the "HELLERS"), Daniel Stubbs
II ("STUBBS") and Arthur Keiser and Belinda Keiser (collectively, the "KEISERS" and, with Stubbs, the "COVENANTING SHAREHOLDERS," and with the Hellers and Stubbs, individually, a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS").
The Company and the Company Subsidiary are sometimes referred to herein, individually, as a "SELLER" and, collectively, as the "SELLERS." For purposes of this Agreement, "Sellers" means each of the Sellers and/or, as the context permits, either of the Sellers. Each of the foregoing parties is referred to sometimes herein, individually, as a "PARTY" and, collectively, as the "PARTIES." Definitions of capitalized terms are set forth in Article 10, below.

         WHEREAS, the Company, is engaged in the business of providing certain educational services and products, including through its wholly-owned subsidiary, the Company Subsidiary;

         WHEREAS, the Shareholders collectively own all of the issued and outstanding stock of the Company (the "COMPANY STOCK") and, therefore, will benefit from the transactions described herein and, therefore, are willing to undertake the obligations thereon described herein; and

         WHEREAS, SLL and Buyer, an indirect wholly-owned Subsidiary of SLL, desire to purchase from the Company and the Company Subsidiary, and the Company
Subsidiary desires to sell to SLL and Buyer, on a going concern basis, substantially all of the assets, properties and business of the Company and the Company Subsidiary pursuant to the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                   PURCHASE AND SALE OF ASSETS; CLOSING, ETC.

         1.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth herein, on the Closing Date, the Sellers shall sell, transfer, assign, convey and deliver to SLL and Buyer, on a going concern basis, all of the rights, title and interest of the Sellers in and to all of the tangible and intangible assets and properties of every kind and description owned by the Sellers or in which either of the Sellers has an interest as of the Closing
Date, wherever located (the "PURCHASED ASSETS "). SCHEDULE 1.1 identifies (i) all of the machinery, equipment, vehicles, furniture and other personal property owned by the Sellers or used by the Sellers in the operation of their businesses having a fair market value of one hundred dollars ($100.00) or more, identifying which such assets are owned by each of the Sellers and (ii) which of the Purchased Assets are being acquired by SLL (the "SLL PURCHASED ASSETS") and which of the Purchased Assets are being acquired by Buyer. Notwithstanding the foregoing, SLL may assign on or before the Closing Date its rights (but not its obligations) to acquire the Purchased Assets in accordance with this Agreement to Steiner U.S. Holdings, Inc., a direct, wholly-owned U.S. subsidiary of SLL, which, in turn, may re-assign such rights to its wholly-owned U.S. subsidiary which may re-assign such rights to Buyer. In the event of such assignments, the Sellers shall transfer the Purchased Assets which would otherwise be acquired by SLL or its wholly-owned U.S. subsidiaries directly to Buyer. Notwithstanding any such assignments, SLL and any of such Subsidiaries which are assignees pursuant to this Section 1.1 shall continue to have the right (but not the obligation) to enforce their rights against the Sellers and the Shareholders under this Agreement on behalf of, and for the benefit of Buyer.

              (a) All of the assets reflected on the balance sheet contained in the June 1999 Financials, except those disposed of or converted into cash after June 30, 1999, in the ordinary course of business consistent with past practice;

              (b) All cash on hand and in bank accounts, cash equivalents, drafts, accounts, notes, trade and accounts receivable which will include (i) cash in the amount of thirty thousand dollars ($30,000.00) for working capital and (ii) cash in the amount of thirty thousand dollars ($30,000) for



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use in remediating problems related to year 2000 matters, less an amount equal to the amount expended by the Company in connection with compliance by the Company with the condition set forth in Section 5.1(m), below, up to eight thousand dollars ($8,000).

              (c) All inventories, including, raw materials, supplies, work-in-process, finished goods, goods on consignment and other materials included in the inventories of the Sellers (the "INVENTORIES");

              (d) All of the rights under the Governmental Approvals then held by the Sellers which by their respective terms may be assigned by the Sellers.

              (e) All machinery, equipment, vehicles, furniture, fixtures, office equipment and other personal property owned or used by the Sellers or connected with their businesses, including all of the personal property listed or referred to in SCHEDULE 3.17(C).

              (f) All trademarks, trade names, servicemarks, brands and copyrights (and all goodwill associated therewith), registered or unregistered, and the applications for registration thereof and the foreign and domestic patents, patent rights and applications therefor and any licenses relating to any of the foregoing;

              (g) The agreements and commitments listed or described in SCHEDULE
3.20;

              (h) All lists of students, suppliers and other vendors, correspondence and other document files; processes; computer software; manuals or business procedures; inventions; improvements, trade secrets, technical knowledge, know how and other proprietary or confidential information used in or relating to the businesses of the Sellers including related procedures, files and manuals and all source and object codes and documentation related thereto;

              (i) All of the Sellers' rights, claims, rights of offset or causes of action against third parties, including, without limitation, those (i) arising under warranties from vendors and others in connection with the assets, properties and business to be sold hereunder or (ii) relating to any of the Assumed Liabilities;

              (j) All books and records (including all data and other information stored on discs, tapes or other media) of the Sellers relating to any of their assets, properties, business and operations;

              (k) Each of the Sellers' interest in and to all telephone, telex and telephone facsimile numbers and telephone and other directory listings utilized in connection with its business; and

              (l) All other tangible and intangible property, assets and rights of every kind or nature owned by the Sellers or used by the Sellers in the operation of its business, whether or not specifically referred to in this Agreement and whether or not reflected on the books of the Sellers as an asset.

         At Closing, all of the Purchased Assets shall be transferred by the Sellers to Buyer free and clear of any and all Liens except for those Liens identified on SCHEDULE 1.1, and shall be transferred subject only to the liabilities to be specifically assumed by Buyer pursuant to Section 1.3, below.

         1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 1.1, above, the Purchased Assets shall not include the following (herein referred to as the "EXCLUDED ASSETS"):

              (a) All corporate minute books and stock transfer books and the corporate seal of the Sellers; and

              (b) the account receivable due from NHeller as of the Closing Date with respect to monthly payments made by the Company on behalf of the Hellers to Pointe Bank.

         1.3 ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to the Sellers an assumption agreement in form mutually acceptable to Buyer and the Sellers, pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of the Sellers in accordance with their



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respective terms and subject to the respective conditions thereof (the
"ASSUMPTION AGREEMENT"):

              (a) All accounts payable not more than thirty (30) days old as of the Closing Date;

              (b) All liabilities and obligations existing under agreements and commitments (i) listed under Schedule 3.20(c), with the exception of Items 1 and 2 and (ii) incurred in the ordinary course of business from the date hereof through the Closing Date; and

              (c) All liabilities and obligations existing pursuant to (i) leases currently existing with respect to the Real Property on which the facilities listed on schedule 1.6(d) are located and (ii) personal property leases set forth on SCHEDULE 3.17(A).

         The foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "ASSUMED LIABILITIES."

         1.4 EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Sellers, direct or indirect, known or unknown, absolute or contingent, whether or not relating to or arising from the Purchased Assets or any rights transferred by the Sellers to Buyer pursuant to the provisions hereof, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities or obligations not being assumed being herein called the "EXCLUDED LIABILITIES") and, among others, the following shall be Excluded Liabilities for the purposes of this
Agreement:

              (a) Any liabilities of the Sellers in respect of Taxes of the Sellers or any of its Subsidiaries, or the Shareholders;

              (b) Any liabilities in respect of Taxes applicable to the Purchased Assets for all periods or activities of the Sellers ending on or before the Closing Date, regardless of when assessed and including any interest or penalties thereon;

              (c) Any intercompany payables and other liabilities or obligations of the Sellers to any of their Affiliates or any of the Shareholders or their Affiliates;

              (d) Any costs and expenses incurred by the Sellers or any of the Shareholders incident to the negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein;

              (e) Any liabilities or obligations in respect of any Excluded
Assets;

              (f) All liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control any real property used in the operation of the businesses of the Sellers on or prior to the Closing Date; or (ii) the operation of the businesses of the Sellers on or prior to the Closing Date, in each case incurred under or imposed by any Environmental
Laws;

              (g) All liabilities and obligations arising from or in connection with any tortious conduct or purported tortious conduct of the Sellers or any representative of the Sellers or any agreement or arrangement or purported agreement or arrangement entered into by or on behalf of the Sellers other than in the ordinary course of the Sellers' businesses;

              (h) All liabilities and obligations under any ERISA Employee
Benefit Plan or any Employment Agreement; or

              (i) Any liabilities or obligations of the Sellers which arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of their respective businesses, on or prior to the Closing Date other than trade payables or other liabilities of the Sellers incurred in the ordinary course of the Sellers' business that are not more than thirty (30) days old as of the Closing Date.



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         1.5 PURCHASE PRICE. As consideration for its purchase of the Purchased
Assets, Parties shall make the following deliveries at the Closing:

              (a) Buyer shall deliver to the Sellers, subject to allocation between the Sellers as of the Closing Date, the sum of one million six hundred sixty thousand dollars (U.S. $1,660,000.00) via wire transfer of funds;

              (b) [INTENTIONALLY OMITTED]

              (c) Buyer shall deliver to the escrow agent agreed to by the Sellers and the Buyer Parties (the "ESCROW AGENT"), to be held pending receipt of the Required Governmental Approvals pursuant to the terms of an escrow agreement substantially in the form attached hereto as EXHIBIT 1.5(C) (the
"ESCROW AGREEMENT"), an aggregate of five million eight hundred thousand dollars
(U.S. $5,800,000.00) via wire transfer of funds, five million three hundred thousand dollars ($5,300,000.00) of which would be released upon the receipt of the Required Governmental Approvals and Five Hundred Thousand Dollars (US
$500,000) of which would be held through the date that is six (6) months after the Closing Date to provide funds to be used to be paid as indemnification to the Buyer Parties as provided in Section 8.2, below; and

              (d) SLL shall deliver to the Escrow Agent to be held pending receipt of the Required Governmental Approvals pursuant to the terms of the Escrow Agreement the number of common shares of SLL (the "SLL SHARES") equal to one million dollars (U.S. $1,000,000) divided by a number equal to the average closing bid price per share for the common shares of SLL as determined in writing by ING Baring Furman Selz LLC during a period consisting of the third
Nasdaq National Market trading day prior to the Closing Date and the ten (10) consecutive trading days prior to such day. If the number of SLL Shares determined as aforesaid includes a fractional share, that share shall be rounded up to the next highest full share.

              (e) Buyer shall deliver to the Covenanting Shareholders a total of forty thousand dollars (U.S. $40,000) in consideration of the covenants of the Covenanting Shareholders set forth in Section 9.1, below, to be delivered as follows: to each of the Keisers, fifteen thousand dollars (U.S. $15,000), and to Stubbs, ten thousand dollars (U.S. $10,000).

         1.6 CONTINGENT CONSIDERATION. As additional consideration for the Company Stock, and subject to the indicated conditions, the Company shall be entitled to receive the following amounts:

              (a) If the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company Business for the period from August 16, 1999 through December 31, 1999, as derived from the audited financial statements of Buyer for calendar year 1999, equals or exceeds five hundred thousand dollars
(U.S. $500,000) (the A1999 THRESHOLD AMOUNT"), then Buyer shall pay to the
Company an amount equal to ten dollars (U.S. $10.00) multiplied by each dollar, up to $100,000, that the EBITDA exceeds the 1999 Threshold Amount.
Notwithstanding the foregoing, if the Closing Date is changed to other than August 16, 1999, the 1999 Threshold Amount shall be reduced or increased, as the case may be, on a pro rata basis to reflect the longer or shorter time period created by such change in the Closing Date. Any payment to be made pursuant to this Section 1.3(a) shall be made within thirty (30) days after the filing by SLL with the SEC (the "FILING") of SLL's Annual Report on Form 10-K (the " FORM
10-K") for calendar year 1999.

              (b) If the EBITDA of the Company Business for calendar year 2000, as derived from audited financial statements of the Buyer for calendar year
2000, equals: (i) one million dollars (U.S. $1,000,000) (the "BASE AMOUNT"), then Buyer shall pay to the Company the sum of two hundred fifty thousand dollars (U.S. $250,000); or (ii) one million two hundred seventy-five thousand dollars (U.S. $1,275,000) (the "TOP AMOUNT"), then Buyer shall pay to the Company the sum of seventy hundred fifty thousand dollars ($750,000). If the EBITDA of the Company Business for calendar year 2000 is greater than the Base
Amount, but less than the Top Amount (such amount between those two amounts being referred to herein as the "DIFFERENCE"), then Buyer shall pay to the Company the sum of two hundred fifty thousand dollars (U.S. $250,000) plus an amount equal to the product of (i) the percentage of two hundred seventy-five thousand dollars (U.S. $275,000) represented by the Difference multiplied by
(ii) five hundred thousand dollars (U.S. $500,000). Any payments to be made pursuant to this Section 1.6(b) shall be made within thirty (30) days after the Filing of the Form 10-K for calendar year 2000.

              (c) If the EBITDA for the Company Business for calendar year 2001, as derived from the audited financial statements of the Buyer for calendar year
2001, equals or exceeds (i) one million four hundred thousand ($1,400,000) (the
"SECOND BASE AMOUNT"), then Buyer shall pay to the Company the sum of two hundred fifty thousand dollars ($250,000); or (ii) one million six hundred eighty-three thousand dollars ($1,683,000) (the "SECOND TOP AMOUNT"), then Buyer shall pay to the Company the sum of seven hundred fifty thousand dollars
($750,000). If the EBITDA of the Company Business for calendar year 2001 is greater than the Second Base Amount, but less than the Second Top Amount (such amount between those two amounts being referred to herein as the "SECOND
DIFFERENCE"), then Buyer shall pay to the Company the sum of two hundred fifty thousand dollars



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

(U.S. $250,000) plus an amount equal to the product of (i) the percentage of the two hundred sixty three thousand dollars (U.S. $263,000) represented by the Second Difference multiplied by (ii) five hundred thousand dollars (U.S. $500,000). Any payments to be made pursuant to this Section 1.6(c) shall be made within thirty (30) days after the Filing of the Form 10-K for calendar year 2001.

              (d) For purposes of this Section 1.6, "COMPANY BUSINESS" shall mean revenues from the four schools and bookstores operated by the Sellers immediately prior to the Closing and which are identified on SCHEDULE 1.6(d).

              (e) The determinations of EBIDTA for the periods described in Sections 1.6(a), 1.6(b) and 1.6(c), above, respectively, shall be as agreed to by Arthur Andersen and an accounting firm selected by the Sellers (the "SELLERS'
ACCOUNTANTS")within twenty (20) days after Arthur Andersen has issued its report with respect to the audited financial statements in question (the "REPORT
DATE"). If within such 20-day period, Arthur Andersen and the Sellers'
Accountants cannot agree with respect to the EBIDTA for the period in question, then Arthur Andersen shall, within ten (10) days after the end of such 20-day period, select an accounting firm reasonably acceptable to the Sellers'
Accountants (the "OTHER ACCOUNTANTS") which shall be required, within thirty
(30) days after its selection, to make a determination as to the EBIDTA for the period in question, which determination shall be binding on the Parties.
Notwithstanding the foregoing, if the Sellers shall not have designated the Sellers' Accountants within ten (10) days after the Report Date, or, if the Other Accountants shall not have made a determination as to the EBIDTA for the period in question, then the EBIDTA for the period in question shall be as set forth in the applicable audited financial statements. With respect to the services to be performed as described in this Section 1.6(e), the fees for the Sellers' Accountants and the Other Accountants shall be the sole responsibility of the Sellers. The fees of Arthur Andersen shall be the sole responsibility of Buyer.

              (f) In computing EBITDA for purpose of this Section 1.6, (i) there shall be no deduction for, or allocation of, general corporate overhead expense of SLL or any other costs, expenses or deductions attributable to SLL or any subsidiaries of SLL, including Buyer, other than the applicable deduction for, or allocation of corporate overhead expense and other costs, expenses or deductions allocable to the Company Business and (ii) no change after the Closing Date by Buyer or SLL in any accounting policies applicable to the Company Business on the date of each of the Financial Statements shall be deemed applicable to the determinations of EBITDA for purposes of this Section 1.6.

              (g) SLL agrees to guaranty the payment when due of all amounts that may become due to the Sellers from Buyer under Section 1.6(a), 1.6(b) and 1.6(c), above.

         1.7 ALLOCATION OF PURCHASE PRICE. Within 30 days after completion of the August Financials, Buyer shall deliver to the Sellers a schedule (the
"ALLOCATION SCHEDULE") allocating the Cash Consideration (including, for the purpose of this Section 1.7, any other consideration paid to the Sellers and the Covenanting Shareholders, including Assumed Liabilities), among the Purchased
Assets and the covenant not to compete granted pursuant to Section 9.1. The parties agree that the allocation of the Cash Consideration to the Purchased
Assets being sold by the Company Subsidiary shall not exceed the book value of such assets as reflected in the books and records of the Company Subsidiary. The
Allocation Schedule shall be reasonable and shall be prepared in accordance with
Section 1060 of the Code and the regulations thereunder. The Sellers agree that promptly after receiving the Allocation Schedule, it shall sign the Allocation
Schedule and return an executed copy thereof to Buyer. Buyer and the Sellers each agree to file Internal Revenue Service Form 8594, and all Returns, in accordance with the Allocation Schedule. Buyer, on the one hand, and the Sellers, on the other hand, agree to provide the other promptly with any other information required to complete Form 8594. The allocation of the Cash
Consideration and any other consideration paid to the Sellers and the Covenanting Shareholders hereunder shall in no event limit the liability of the Sellers and the Shareholders with respect to damages, liabilities or expenses incurred by the Buyer Parties or the other SLL Indemnified Parties with respect to any breach of any representations, warranties, covenants or agreements made by the Sellers or the Shareholders hereunder.

         1.8 REPLACEMENT OF LEASE DEPOSIT. If the Lease Deposit Replacement is not effected prior to the Closing Date, effective as of the Closing Date, Buyer shall, if it receives an assignment, on terms reasonably satisfactory to Buyer, of the certificate of deposit currently used as credit support in connection with the lease of the




                                      -9-

Company's Pompano Beach facilities (the "CURRENT CD") pay to NHeller the sum of One Hundred Thousand Dollars ($100,000) via wire transfer of funds.

         1.9 OTHER CLOSING DELIVERIES. At the Closing,

              (a) The Sellers will deliver to the Buyer Parties the various certificates, instruments and other documents specified in Section 6.1, below;

              (b) The Buyer Parties will deliver to the Sellers the cash described in Section 1.5(a);

              (c) The Buyer Parties will deliver to the Escrow Agent the cash described in Section 1.5(c);

              (d) The Buyer Parties will deliver to the Sellers the various certificates, instruments and documents referred to in Section 6.2, below; and

              (e) SLL will deliver to the Escrow Agent a certificate or certificates representing the SLL Shares, which certificates shall contain a legend substantially in the following form:

                  The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel satisfactory to the issuer that such registration is not required by said act or applicable state laws.

         1.10 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at such location as the Parties may agree at 10:00 a.m. on August 16, 1999 or, if evidence reasonably satisfactory to the Buyer Parties of the receipt of all waivers with respect to the need for a greater period of time between the date hereof and the Closing Date has not been delivered to the Buyer Parties by August 15, 1999, on such other date or time as the Parties may mutually agree (the "CLOSING DATE").

         1.11 UNWINDING CONTINGENCY In the event that the Required Governmental Approvals have not been procured on or before December 31, 1999, subject to extension by the Sellers to April 15, 2000 by notice to the Buyer Parties on or before the Closing Date, then the transactions described herein (the "TRANSACTIONS") shall be rescinded and Buyer shall re-transfer to the Company and Company Subsidiary the Purchased Assets and the Company and the Company Subsidiary shall assume the Assumed Liabilities. For purposes of this Section 1.11, (a) the Purchased Assets include all earnings, income, cash and other assets similar to the Purchased Assets, and (b) the Assumed Liabilities include all obligations or liabilities, arising after the Closing Date from the operation of the business of the Company or the Company Subsidiary after such Closing Date through and including the date the Purchased Assets are re-transferred to the Company and Company Subsidiary (the "UNWIND CLOSING DATE"). In the event of such rescission of the Transactions, all income earned with respect to the Purchased Assets will be returned to the Sellers. If the Transactions are rescinded pursuant to this Section 1.11, they shall be rescinded as of the Closing Date and each of the Buyer Parties, the Sellers and the Shareholders shall take reasonable actions to place each other from an economic perspective in the same relative position they would have been in if the Transactions had never occurred. Notwithstanding the foregoing, in the event that the Transactions are rescinded, the Sellers shall be entitled to retain an amount of cash equal to the amount paid by the Sellers on the Closing Date to repay the Company's loan (the "CURRENT LOAN") from Pointe Bank (the "LOAN AMOUNT"), which amount will be no greater than one million two hundred thousand dollars ($1,200,000.00), provided that on the Unwind Closing Date the Company shall deliver, in forms reasonably satisfactory to the Buyer Parties, (a) a promissory note payable to Buyer having a principal amount equal to the Loan Amount and having the same terms as the promissory note issued in connection with the Current Loan (the "NEW NOTE") and (b) documentation creating (i) security interests in favor of the Buyer Parties in connection with the New Note covering all of the Purchased Assets and any other assets that thereafter may be owned by the Sellers and all of outstanding Capital Stock of the Sellers and
(ii) personal guaranties of the New Note by the Hellers. If the Transactions are so rescinded, it is the intention of the Parties that the transactions be deemed never to have occurred for Tax purposes and the parties shall file all Returns consistent with such intention. Any disputes with respect to the procedures for, and actions with respect to the unwinding of the Transactions will be subject to resolution by an individual selected by agreement of the Sellers and the Buyer Parties prior to the Closing Date (the "UNWIND ARBITER"). Commencing as of the Unwind Closing Date, each of the Hellers and each of the Sellers, jointly and severally, shall indemnify and hold harmless the SLL Indemnified Parties from all of the Assumed Liabilities and any Damage Claims that arise from, are based on or relate to or are otherwise attributable to the conduct after the Unwind Closing Date of the businesses represented by the Purchased Assets (the "PURCHASED ASSET BUSINESS"). Commencing as of the Unwind Closing Date, the Buyer Parties, jointly and severally, shall indemnify and hold harmless each of the Seller Indemnified Parties from any Damage Claims that arise from, are based on or are otherwise attributable to the conduct after the Unwind Closing Date of the businesses of SLL and its Subsidiaries other than the Purchased Assets Business. The indemnification provided for in this Section 1.11 will be subject to the procedures for indemnification set forth in Article VIII, other than Section 8.6 thereof. Notwithstanding the foregoing, in the event that the Required Governmental Approvals are not received as a result of (a) the failure of the Buyer Parties to comply with their obligations under Section 7.8, below, or (b) a fact or circumstance, the existence of which means that an untrue of a material fact or an omission to state a material fact necessary in order to make the statements made in the document in question referenced below not misleading was contained in the Form 10-K for calendar year 1999 or the Quarterly Report on 10-Q of SLL for the quarter ended June 30, 1999, then, in either of the cases referenced in clauses (a) and (b) of this sentence, above, no rescission of the transactions described herein shall take place pursuant to this Section 1.11.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES WITH
                           RESPECT TO THE SHAREHOLDERS

         Each of the Shareholders, severally and not jointly, represents and warrants to the Buyer Parties that all of the representations and warranties in this Article II with respect to such Shareholders are true, correct and complete as of the date of this Agreement and will be true and complete as of the Closing Date.

         2.1 POWER OF THE SHAREHOLDERS. Each of the Shareholders has the full power, legal capacity and authority to execute and deliver this Agreement and each other Transaction Document to which such Shareholder is a party and to perform such Shareholder's obligations under this Agreement and under all other Transaction Documents to which such Shareholder is a party. This Agreement constitutes, and each such other Transaction Document, when executed and delivered by such Shareholder, will constitute, the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

         2.2 NO CONFLICTS OR LITIGATION. The execution, delivery and performance by each of the Shareholders of this Agreement and the other Transaction Documents to which such Shareholder is a party do not and will not (a) violate or conflict with any Governmental Requirement, (b) breach or constitute a default under any agreement or instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's shares of the Company Stock is bound, (c) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the shares of the Company Stock owned by such Shareholder (or upon any revenues, income or profits of such Shareholder therefrom). No Litigation is pending or, to the knowledge of any Shareholder, threatened to which such Shareholder is or may become a party which
(a) questions or involves the validity or enforceability of any of the obligations of such Shareholder under any Transaction Document or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by such Shareholder of the transactions contemplated by this Agreement to be consummated by such Shareholder or (ii) damages in connection with any consummation by such Shareholder of the transactions contemplated by this Agreement.

         2.3 CONSENTS. Except as set forth on SCHEDULE 2.4, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including, without limitation, any Governmental Authority and instrumentality or court of competent jurisdiction) by such Shareholder (a) in order to authorize or permit the consummation by such Shareholder of the transactions contemplated by this Agreement and the other Transaction Documents or (b) under or pursuant to any Governmental Approval held by or issued to such Shareholder (including, without limitation, educational, environmental, health, safety and operating permits and licenses) by reason of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

         2.4 NO BROKERS. None of the Shareholders has, directly or indirectly, in connection with this Agreement or the transactions contemplated hereby (a) employed any broker, finder or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission or any similar form of compensation.

         2.5 PREEMPTIVE AND OTHER RIGHTS. None of the Shareholders owns or otherwise has any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any securities of the Sellers.

         2.6 CONTROL OF RELATED BUSINESSES. Except as disclosed in SCHEDULE 2.7, none of the Shareholders is, alone or with one or more other Persons, the controlling Affiliate of any Entity, business or trade (other than the Sellers) that (a) is engaged in any line of business which is the same as or similar to any line of business in which the Sellers are engaged or (b) except as disclosed in the notes to the December 1998 Financials, is, or has engaged in any transaction with the Sellers, except for transactions in the ordinary course of business of the Sellers.

         2.7 SECURITIES MATTERS. The Shareholders acknowledge that after the SLL Shares are released (if at all) from the escrow described in Section 1.5(d), above, the Company may distribute the SLL shares to the Shareholders in a transaction exempt from the registration requirements of the Securities Act. Each of the Shareholders acknowledges that (a) such Shareholder has (i) received and reviewed copies of the following SLL documents: Form 10-K for 1998, Quarterly Report on Form 10-Q for the First Quarter of 1999 and proxy statement in connection with SLL's 1999 annual meeting of shareholders; (ii) access through the Internet at the SEC's website to all of SLL's filings with the SEC since SLL's initial public offering and has reviewed each of these filings as such Shareholder has deemed appropriate; (iii) such knowledge and experience in business and financial matters so as to be able to evaluate the merits and risks of an investment in the SLL Shares and (iv) had the opportunity to ask questions of the officers of SLL and receive answers thereto with respect to the business and financial condition of SLL, the transactions contemplated hereby and such additional matters as such Shareholder has requested, and receive such documents relating to the foregoing as such Shareholder has reasonably requested in order to evaluate the merits and risks of an investment in the SLL Shares; and (b) the SLL Shares have not been, and will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exemptions from registration under applicable federal and state law for transactions not involving any public offering; (c) such Shareholder, upon any distribution of any of the SLL Shares to such Shareholder, is acquiring the SLL Shares for such Shareholder's own account for investment and not with a view to the resale or distribution thereof; (d) such Shareholder is able to bear the economic risk of holding the SLL Shares during the period that the SLL Shares may not be disposed of under applicable securities laws; (e) such Shareholder is a bona fide resident of the State of Florida; and (f) such Shareholder has an individual net worth, or joint net worth with such Shareholder's spouse, in excess of $1,000,000, or had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Shareholder's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           WITH RESPECT TO THE COMPANY

         Each of the Sellers and the Hellers, jointly and severally, represents and warrants to the Buyer Parties that all of the representations and warranties in this Article III are true and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date.

         3.1 ORGANIZATION. SCHEDULE 3.1 sets forth the Organization State of each of the Sellers. Each of the Sellers (a) is a corporation duly organized, validly existing and in good standing under the laws of its Organization State,
(b) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and (c) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires.

         3.2 QUALIFICATION. SCHEDULE 3.2 lists all the jurisdictions in which the Sellers are authorized or qualified to own or lease and to operate its properties or to carry on its business as now conducted, and neither of the Sellers owns, leases or operates any properties, or carries on its business, in any jurisdiction not listed in SCHEDULE 3.2.

         3.3 CHARTER DOCUMENTS AND RECORDS; NO VIOLATION. The Sellers have caused true, complete and correct copies of the Charter Documents, each as in effect on the date hereof, and the minute books and similar corporate or other Entity records of each of the Sellers to be delivered to Buyer. No breach or violation of any Charter Document of the Sellers has occurred.

         3.4 NO DEFAULTS. Except as set forth in SCHEDULE 3.4, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which (a) entitles any holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of the Sellers, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require the Sellers to redeem, purchase or otherwise acquire, reacquire or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien upon any properties or assets constituting any part of the business of the Sellers (or upon any revenues, income or profits of any of the Sellers therefrom) or (c) constitutes a violation or breach of, or a default under, any Material Agreement of the Sellers by the Sellers.

         3.5 COMPANY SUBSIDIARIES; ETC. The only Subsidiary of the Company is the Company Subsidiary, which is a wholly owned Subsidiary of the Company. No Lien exists on any outstanding Capital Stock of the Company Subsidiary. The Company does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person or otherwise, any Capital Stock or any option, warrant or right to acquire Capital Stock of any Entity other than the Company Subsidiary.

         3.6 CAPITAL STOCK OF THE COMPANY AND THE COMPANY SUBSIDIARIES. The only authorized stock of the Company is the Company's common stock, $.001 par value per share, and the only shares of such common stock of the Company that have ever been issued are the shares listed on SCHEDULE 3.6 (the "SCHEDULE 3.6 STOCK"). There are no outstanding (a) securities or instruments convertible into or exercisable for any of the Capital Stock or other equity interests of the Sellers or any other Person issued by the Sellers or to which the Sellers are parties; (b) options, warrants, subscriptions or other rights to acquire Capital Stock of the Sellers; or (c) commitments, agreements or understandings of any kind to which either of the Sellers is a party, including employee benefit arrangements, relating to the issuance or repurchase by the Sellers; of any Capital Stock or other equity interests of the Sellers, any such securities or instruments convertible into or exchangeable for Capital Stock of the Sellers, or any such options, warrants or rights. All the Schedule 3.6 Stock and all of the Capital Stock of the Company Subsidiary (a) have been duly authorized and validly issued in accordance with the applicable Governmental Requirements of their issuer's Organization State and Charter Documents and (b) are fully paid and nonassessable. Neither of the Sellers has issued or sold any of its outstanding Capital Stock in breach or violation of (a) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (b) the terms of any options, warrants or rights to acquire its Capital Stock which then were outstanding. SCHEDULE 3.6 sets forth the ownership of all of the Capital Stock of each of the Company Subsidiaries. No Person other than the Shareholders (or, with respect to the Capital Stock of the Company Subsidiary, the Company) has any right to vote on any matter as to which the holders of Capital Stock of the Sellers have a right to vote.

         3.7 TRANSACTIONS IN CAPITAL STOCK. Except as set forth in SCHEDULE 3.7,
(a) neither of the Sellers has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (b) no transaction has been effected, and no action in contemplation of the transactions described in this Agreement has been taken, respecting the equity ownership of the Sellers.

         3.8 PREDECESSOR STATUS; ETC. SCHEDULE 3.8 lists all the legal and assumed names of all of the Predecessors of the Sellers for the past five years, including the names of any Entities from which the Sellers previously acquired material assets. SCHEDULE 3.8 provides a summary of how the business conducted by the Sellers came to be so conducted by the Sellers. Except as disclosed in
SCHEDULE 3.8, neither of the Sellers has been a Subsidiary or division of another corporation or a part of an acquisition that later was rescinded.

         3.9 RELATED PARTY AGREEMENTS. SCHEDULE 3.9 sets forth all Related Party Agreements in effect on the date hereof.

         3.10 LITIGATION, ETC. Except as disclosed in SCHEDULE 3.10(A), no Litigation is pending or, to the knowledge of either of the Hellers, threatened to which (a) either of the Sellers is a party or (b) relates to the Sellers and to which either of the Sellers is or may become a party. SCHEDULE 3.10(B) sets forth a description of all matters as to which the Sellers have retained outside counsel, independent auditors, accountants, tax advisors or other outside consultants since January 1, 1996.

         3.11 DISCLOSURE. As of the date hereof, all Information that has been made available to SLL by or on behalf of the Sellers prior to the date of this Agreement, including the Schedules attached hereto, in connection with the transactions contemplated hereby is, taken together, true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to provide the Buyer Parties with information that is complete in all material respects as to the business, assets, prospects, financial condition and results of operations of the Sellers.

         3.12 COMPLIANCE WITH LAWS.

              (a) GOVERNMENTAL APPROVALS, ETC. Except as disclosed in SCHEDULE 3.12(a)(i): (i) each of the Sellers possesses, or, if required by the applicable Environmental Laws (including those relating to the maintenance, repair or servicing of appliances, equipment or other products containing chlorofluorocarbons or hydrochlorofluorocarbons) and Professional Codes, one or more of its employees as required by those Environmental Laws and Professional Codes possesses, all necessary Governmental Approvals required for the conduct of its business; as presently conducted and (ii) each of the Sellers and such one or more of their respective employees are in compliance in all material respects with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and the operation of such Seller's properties (including all the facilities and sites it owns or holds under any lease) and the carrying on of its business as presently conducted. SCHEDULE 3.12(a)(ii) discloses all the Governmental Approvals so possessed including (i) a brief explanation as to why such Government Approval is needed and (ii) the date such Government Approval expires. All the Governmental Approvals so listed are valid and in full force and effect and, except as disclosed in SCHEDULE 3.12(a)(ii), neither of the Sellers has received, nor to the knowledge of either of the Hellers, has any employee of the Sellers received, any notice from any Governmental Authority of its intention to, nor is there any basis for a Government Authority to cancel, terminate, suspend or not renew any of those Governmental Approvals. Except as disclosed in SCHEDULE 3.12(a)(ii), none of the Governmental Approvals will be cancelled, terminated, suspended or not renewed as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

                  (b) COMPLIANCE. Except as disclosed in SCHEDULE 3.12(b): (i) each of the Sellers and the Predecessors has been and continues to be in compliance in all material respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses or operations, including all applicable Governmental Requirements under ERISA, Environmental Laws and Professional Codes; and (ii)(A) neither of the Sellers nor any of the Predecessors has received, nor has any employee of the Sellers received, any notice from any Governmental Authority which asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and (B) no condition or state of facts exists which would provide a valid basis for any such assertion of non-compliance.

         3.13 CERTAIN ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 3.13(a): (a) the Sellers and the Predecessors have complied in all material respects, and remain in compliance in all material respects, with the provisions of all Environmental Laws applicable to either of them or any of their respective presently owned or operated facilities, sites or other properties, businesses and operations and which relate to the reporting by the Sellers of all sites presently owned or operated by any of them where Solid Wastes, Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (b) no release (as defined in those Environmental Laws) at, from, in or on any site owned or operated by the Sellers has occurred which, if all relevant facts were known to the relevant Governmental Authorities, reasonably could be expected to require remediation to avoid deed record notices, restrictions, liabilities or other consequences that would not be applicable if that release had not occurred; (c) neither of the Sellers nor any of the Predecessors (or any agent or contractor of either) has transported or arranged for the transportation of any Solid Wastes, Hazardous Wastes or Hazardous Substances to, or disposed or arranged for the disposition of any Solid Wastes, Hazardous Wastes or Hazardous Substances at, any off-site location that could lead to any claim against the Sellers, SLL, Buyer or any other Subsidiary of SLL, as a potentially responsible party or otherwise, for any clean-up costs, remedial work, damage to natural resources, personal injury or property damage, including any claim under CERCLA; and (d) no storage tanks exist on or under any of the properties owned or operated by the Sellers from which any Solid Wastes, Hazardous Wastes or Hazardous Substances have been released into the surrounding environment. SCHEDULE 3.13(b) lists all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of the Sellers respecting any facility, site or other property presently owned or operated by the Sellers, copies of (or, if not available, accurate written summaries) which have been provided to SLL.

         3.14 LIABILITIES AND OBLIGATIONS. SCHEDULE 3.14 lists all present liabilities, of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of the Sellers which (a) had been incurred prior to the Current Balance Sheet Date, but are not reflected on the Current Balance Sheet, or (b) were incurred after the Current Balance Sheet Date otherwise than in the ordinary course of business. SCHEDULE 3.14 also lists and describes, for each of the Sellers each of its outstanding secured and unsecured Guaranties not constituting its Indebtedness and, for each of those Guaranties, whether any Shareholders or Affiliate of any Shareholder is a Person whose obligation is covered by that Guaranty, and if that item is secured by any property or asset of the Sellers, the nature of that security.

         3.15 RECEIVABLES. Except as set forth in SCHEDULE 3.15, all of the accounts and notes or other advances receivable of the Sellers reflected on the Current Balance Sheet were collected, or are valid and enforceable claims arising in the ordinary course of business and are collectible, in the respective amounts so reflected, net of the reserves, if any, reflected in the Current Balance Sheet.

         3.16 REAL PROPERTIES.

              (a) Neither of the Sellers owns real property and all real property used in the business of the Sellers is leased. SCHEDULE 3.16(a) lists and correctly describes in all material respects all real properties of which either of the Sellers is the lessee (the "REAL PROPERTY") and, for each of those properties, sets forth the address thereof and the lease expiration date and any renewal options relating thereto.

                  (b) The Company has provided the Buyer Parties with true, correct and complete copies of all leases under which either of the Sellers is leasing the properties listed in SCHEDULE 3.16 as being leased and, except as set forth in SCHEDULE 3.16(b), (i) each of those leases is, to the knowledge of the Hellers, valid and binding on the lessor party thereto, (ii) no Person other than the Sellers is in possession of any portion of the Real Property and (iii) the rental amounts payable under each of such leases are equivalent to the fair market value of the respective leaseholds of such properties.

              (c) The fixed assets of each of the Sellers are affixed only to one or more of the Real Properties and, except as set forth in SCHEDULE 3.16(c), are maintained in accordance with reasonable commercial operating practices and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

              (d) Except as described on SCHEDULE 3.16(d), there are no (i) pending or, to the knowledge of either of the Hellers, threatened condemnation proceedings relating to the Real Property; (ii) pending or, to the knowledge of either of the Hellers, threatened litigation or administrative actions relating to the Real Property; or (ii) other matters materially adversely affecting the current use or occupancy of the Real Property.

              (e) All facilities located on the Real Property have received all approvals of Governmental Authorities (including licenses and permits) (i) required to be obtained by the Sellers or (ii) to the best knowledge of each of the Hellers, otherwise required to be obtained in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations.

              (f) All facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are, to the best knowledge of each of the Hellers, adequate in accordance with all applicable laws, ordinances, rules and regulations.

              (g) A list of all of the service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements (other than the Leases) that are in force and effect and affect the Real Property or the operation, repair or maintenance thereof is set forth in
SCHEDULE 3.16(g) (the "SERVICE CONTRACTS"). None of the Service Contracts requires a monthly payment by the Sellers of more than two thousand dollars ($2,000.00). All Service Contracts are in full force and effect in accordance with their respective terms and no breach of any of the Service Contracts has occurred which would give any party thereto the right to terminate such Service Contract or impose on the Sellers any penalty.

              (h) No action has been taken, or inaction occurred, and neither of the Sellers received no notice from any insurance carrier of any defects or inadequacies in the Real Property or any portion thereof which would adversely affect the insurability of the Real Property or the cost of insurance covering any portion of the Real Property.

         3.17 OTHER TANGIBLE ASSETS.

              (a) SCHEDULE 3.17(a) discloses all leases, including capital leases, under which the Sellers are leasing its property, plant and equipment and other tangible assets other than real properties. Copies of each of those leases have been provided to SLL. Except as set forth in Schedule 3.17(a), (i) each of those leases is valid and binding on the lessor party thereto and (ii) no Person other than the Sellers have any rights of a lessee thereunder.

              (b) Except as set forth in SCHEDULE 3.17(b), all the purchased assets of the Sellers are in good working order and condition, ordinary wear and tear excepted, and adequate for the purposes for which they presently are being used or held for use.

              (c) The Sellers have good, valid and marketable title to all of the Purchased Assets, including, without limitation, each item of equipment and other personal property, tangible and intangible, included as an asset in the June 1999 Financial Statements (other than inventory disposed of in the ordinary course of business consistent with past practices since June 30, 1999 to Persons other than the Sellers or Affiliates of the Sellers) and to each item of equipment and other personal property, tangible and intangible, acquired since June 30, 1999, free and clear of any Liens, except as disclosed on SCHEDULE
3.35. All tangible personal property owned by the Sellers or used by the Sellers in the operation of their business is in good operating condition and in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the businesses conducted by the Sellers. Except as identified on SCHEDULES 3.16 and 3.17(a), there are no properties or assets, tangible or intangible, owned by any Person other than the Sellers which are used in connection with the businesses of the Sellers.

         3.18 PROPRIETARY RIGHTS. Except as set forth in SCHEDULE 3.18, each of the Sellers owns, free and clear of all Liens or has the legal right to use all Proprietary Rights that are necessary to the conduct of their businesses as now conducted, in each case free, to the knowledge of either of the Hellers, of any claims or infringements. SCHEDULE 3.18 (a) lists these Proprietary Rights and
(b) indicates those owned by the Sellers and, for those not listed as so owned, the agreement or other arrangement pursuant to which they are possessed. Except as set forth in SCHEDULE 3.18, (a) no consent of any Person will be required for the use of any of these Proprietary Rights by SLL, Buyer or any Affiliate of SLL or Buyer following the Closing and (b) no governmental registration of any of the Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed or the subject of any reexamination request, and neither of the Hellers is aware of any proposals or threatened action with respect to the foregoing.

         3.19 RELATIONS WITH GOVERNMENTS, ETC. Neither of the Sellers nor any of the Predecessors has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office which would cause such Seller to be in violation of any Governmental Requirement.

         3.20 COMMITMENTS. SCHEDULE 3.20 sets forth a complete list of each of the following to which either of the Sellers is a party or by which any of its properties is bound and which presently remains executory in whole or in any part:

              (a) each partnership, joint venture or cost-sharing agreement;

              (b) each guaranty or suretyship, indemnification or contribution agreement or performance bond;

              (c) each instrument, agreement or other obligation evidencing or relating to Indebtedness of either of the Sellers or to money lent or to be lent to another Person;

              (d) each agreement to purchase or sell real or personal property;

              (e) each agreement for the acquisition or provision of services, supplies, equipment, Inventory, fixtures or other property involving more than $5,000 in the aggregate;

              (f) each agreement containing any noncompetition agreement or covenant;

              (g) forms of all agreements entered into in the ordinary course of business of the Sellers and with respect to each such form of agreement, the names of the parties thereto, the dates thereof and any variance from the terms of the form in question; or

              (h) each other agreement or commitment not made in the ordinary course of business. True, correct and complete copies of all written documents with respect to the agreements and other commitments described above, and true, correct and complete written descriptions of all oral agreements and other commitments described above, have heretofore been delivered or made available to the Buyer Parties. There are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default under any of the agreements and other commitments described above by either of the Sellers or, to the knowledge of either of the Hellers, any other party thereto. No penalties have been incurred, nor are amendments pending, with respect to the agreements and other commitments described above. The agreements and commitments listed above are in full force and effect and are valid and enforceable obligations of the Sellers, and, to the knowledge of either of the Hellers, the other parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the knowledge of the Hellers, may be made by any party thereto (other than by the Sellers), nor has either of the Sellers, as the case may be, waived any rights thereunder.

         3.21 INVENTORIES. Except as set forth in SCHEDULE 3.21, all Inventories contained in each of the Financial Statements, net of reserves determined in accordance with GAAP, of each of the Sellers which are classified as such on the balance sheets included in the Financial Statements are, or will be as of the date of such balance sheet, as the case may be, to the knowledge of the Hellers, merchantable and salable or usable in the ordinary course of business of the Sellers. The Sellers have, and will through the Closing Date continue to have, adequate quantities and types of Inventories to enable the Sellers to conduct their businesses consistent with past practices and anticipated operations. Neither of the Sellers depends on any single vendor for any of its Inventories.

         3.22 INSURANCE. SCHEDULE 3.22(a) sets forth a list of all insurance policies carried by the Sellers (the "INSURANCE POLICIES"). The Insurance Policies provide coverage for the matters covered thereby in amounts and on terms that are adequate for the businesses currently conducted by the Sellers. There have been no material claims by the Sellers under any insurance policies for the most recently ended three policy years. The Company has provided SLL with: (a) a complete list of all worker's compensation claims with respect to the Sellers for the most recently ended three policy years; and (b) true, complete and correct copies of all Insurance Policies, all of which (i) have been issued by insurers of recognized responsibility and (ii) currently are, and will remain without interruption through the Closing Date, in full force and effect. Except as set forth in SCHEDULE 3.22(b): (a) no insurance carried by the Sellers has been canceled by the insurer, and neither of the Sellers has been denied insurance coverage during the past ten years; and (b) neither of the Sellers or either of the Hellers has received any notice or other communication from any issuer of any Insurance Policy of any cancellation or termination thereof or any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of either of the Hellers, no such cancellation, termination or increase in deductibles, retainages or premiums is threatened.

         3.23 EMPLOYEE MATTERS.

              (a) EMPLOYEES; COMPENSATION. SCHEDULE 3.23(a) sets forth a complete list of the names, titles, location of employment and rates of annual cash compensation, at the Current Balance Sheet Date and at the date hereof (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other cash compensation, respectively), of all employees, nonemployee officers, nonemployee directors and consultants and independent contractors of each of the Sellers.

              (b) EMPLOYMENT AGREEMENTS. SCHEDULE 3.23 (b) lists all Employment Agreements remaining executory in whole or in part on the date hereof, and the Company has provided the Buyer Parties with true, complete and correct copies of all those Employment Agreements. Neither the Sellers is a party to any oral Employment Agreement other than oral promises with respect to the compensation reflected in Schedule 3.23(a).

              (c) OTHER COMPENSATION PLANS. SCHEDULE 3.23(c)(i) lists all Other Compensation Plans either remaining executory on the date hereof or to become effective after the date hereof. The Company has provided the Buyer Parties with a true, correct and complete copy of each of the Other Compensation Plans that is in writing and an accurate written description of each of the Other Compensation Plans that is not written. Except as set forth in

SCHEDULE 3.23(c)(ii), each of the Other Compensation Plans, including each that is a Welfare Plan, may be unilaterally amended or terminated by the Sellers without liability to any of them, except as to benefits accrued thereunder prior to that amendment or termination.

              (d) BENEFIT PLANS. Neither of the Sellers maintains nor has ever maintained, and has no liability with respect to, any ERISA Pension Benefit Plan nor any Other Compensation Plan, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by the Sellers or by any ERISA Affiliate. Neither of the Sellers is, or at any time during the six-year period ended on the date hereof was, a member of any ERISA Group that currently includes, or included when a Seller was a member, among its members any Person other than the Sellers. No Person is an ERISA Affiliate of the Sellers (other than the Sellers, if the Sellers comprise an ERISA Group). Neither of the Sellers, and no ERISA Affiliate of either of them, is, or at any time was obligated to contribute to a Multiemployer Plan.

              (e) EMPLOYEE POLICIES AND PROCEDURES. SCHEDULE 3.23(e) lists all Employee Policies and Procedures. The Company has provided the Buyer Parties with copies of all written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures.

              (f) UNWRITTEN AMENDMENTS. Except as described in SCHEDULE 3.23(f), no material unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, Other Compensation Plans or Employee Policies and Procedures.

              (g) LABOR COMPLIANCE. Each of the Sellers and the Predecessors have been, and each of the Sellers is in compliance in all material respects with all applicable Governmental Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither of the Sellers is liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Neither of the Sellers and none of the Predecessors thereof has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age, disability or handicap in its employment conditions or practices. Except as set forth in SCHEDULE 3.23(g), there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of either of the Hellers, threatened against the Sellers before any Governmental Authority (nor, to the knowledge of either of the Hellers, does any valid basis therefor exist) or (ii) existing or, to the knowledge of either of the Hellers, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting either of the Sellers (nor, to the knowledge of either of the Hellers, does any valid basis therefor exist) including any claim or threatened claim against the Sellers by any employee of the Sellers.

              (h) UNIONS. Except as set forth in SCHEDULE 3.23(h), (i) neither of the Sellers nor any Predecessor, nor any ERISA Affiliate of any thereof has ever been a party to any agreement with any union, labor organization or collective bargaining unit, (ii) no employees of the Sellers are represented by any union, labor organization or collective bargaining unit and (iii) to the knowledge of either of the Hellers, none of the employees of the Sellers has threatened to organize or join a union, labor organization or collective bargaining unit.

              (i) CHANGE OF CONTROL BENEFITS. Except as set forth in SCHEDULE 3.23(i), neither of the Sellers is a party to any agreement, or has established any policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Sellers which would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement, including any payment under Section 280G of the Code.

              (j) RETIREES. Neither of the Sellers has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA.

         3.24 WELFARE PLANS AND COMPLIANCE WITH ERISA.

              (a) WELFARE PLANS. SCHEDULE 3.24(a) lists each Welfare Plan maintained by the Sellers or to which the Sellers make contributions. Each Welfare Plan has been administered in compliance with its terms and with all applicable laws including, without limitation, ERISA and the Code. All reports, returns and similar documents required to be filed with any governmental authority or distributed to any such plan participant have been duly or timely filed or distributed. True and accurate copies of each Welfare Plan, together with all current trust agreements, any required annual reports on Form 5500, the most recent financial statements, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to SLL. All of the Welfare Plans have been issued by insurers of recognized responsibility and currently are, and will remain without interruption though the Closing Date, in full force and effect. With respect to Welfare Plans qualifying as "group health plans" under Section 4980B of the Code or Sections 607(l) or 609 of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA" or qualified medical child support orders), the Sellers, all Predecessors and the Hellers have complied (and at the Closing Date will have complied) in all material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and neither of the Sellers has incurred (or will incur) any direct or indirect liability or is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Sellers or any Shareholder, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Sellers, any Shareholder, SLL or any Subsidiary of SLL with respect to any of those group health plans. The Sellers and the Hellers have complied (and at the Closing Date will have complied) in all material respects with the Health Insurance Portability and Accountability Act of 1996. No Welfare Plan is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA.

              (b) NO PROHIBITED TRANSACTIONS, ETC. None of the Shareholders, ERISA Employee Benefit Plans of the Sellers or the Sellers has engaged in any Prohibited Transaction.

              (c) CLAIMS AND LITIGATION. Except as set forth in SCHEDULE 3.24(c), no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Sellers or either of the Hellers, threatened against, or with respect to, any of the ERISA Employee Benefit Plans of the Sellers or with respect to any fiduciary, administrator or sponsor thereof (in their capacities as such), or any party-in-interest thereof.

              (d) EXCISE TAXES; DAMAGES AND PENALTIES. No act, omission or transaction has occurred which would result in the imposition on the Sellers of
(i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsection (c), (i) or (1) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code with respect to any ERISA Employee Benefit Plan.

              (e) WELFARE TRUSTS. Any trust funding an ERISA Employee Benefit Plan of the Sellers, which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of that section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

         3.25 TAXES. Each of the following representations and warranties in this Section 3.25 is qualified to the extent set forth in SCHEDULE 3.25.

              (a) All Returns required to be filed with respect to any Tax for which the Sellers are liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, and each Tax payable by the Sellers has been timely paid and adequate reserves have been established on the consolidated books of the Sellers for all Taxes for which either of the Sellers is liable, but the payment of which is not yet due. The Returns reflect accurately in all respects the Tax liabilities of the Sellers required to be reflected therein.

              (b) No Liens for Taxes exist upon the Purchased Assets except Liens for Taxes which are not yet due.

              (c) Neither of the Sellers is, or ever has been, subject to Tax in any jurisdiction outside of the State of Florida or the United States.

              (d) No audit or Litigation with respect to any Tax for which the Sellers are asserted to be liable is pending or, to the knowledge of either of the Hellers, threatened and no basis which the Sellers or any Seller believes to be valid exists on which any claim for any such Tax can be asserted against the Sellers.

              (e) There are no requests for rulings or determinations in respect of any Taxes pending between the Sellers and any Taxing Authority.

              (f) No extension of any period during which any Tax may be assessed or collected and for which the Sellers is or may be liable has been granted to any Taxing Authority.

              (g) All amounts required to be withheld by the Sellers and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Sellers have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes.

              (h) No Tax (including any sales or use tax, property tax, non-recurring intangible tax, documentary stamp tax or other excise tax) relating in any way to the Shareholders or the Sellers, the actions or inactions of the Shareholders or the Sellers or the conduct of any business by any of the Shareholders or the Sellers, including the conduct of business with the Purchased Assets prior to the Closing Date, will be payable by Buyer or SLL by virtue of the transactions contemplated by this Agreement.

         3.26 GOVERNMENT CONTRACTS. Neither of the Sellers is a party to any agreement with a governmental authority which is subject to price redetermination or renegotiation.

         3.27 ABSENCE OF CHANGES. Since the Current Balance Sheet Date, except as set forth in SCHEDULE 3.27, none of the following has occurred with respect to either of the Sellers:

              (a) any circumstance, condition, event or state of facts (either singly or in the aggregate), which has caused, is causing or will cause a Material Adverse Effect;

              (b) any change in its authorized Capital Stock or in any of its outstanding Capital Stock or options, warrants or rights to acquire its Capital Stock;

              (c) any Restricted Payment, except any declaration or payment of dividends by the Company Subsidiary solely to the Company;

              (d) any increase in, or any commitment or promise to increase, the rates of cash compensation to any employee of, or consultant to the Sellers as of the date hereof, or the amounts or other benefits paid or payable under any ERISA Pension Benefit Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees (other than the Shareholders or their family members) at the times and in the amounts consistent with its past practice;

              (e) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Material Adverse Effect following the Closing Date;

              (f) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of its assets or properties of any kind which singly is or in the aggregate are Material to the business of the Sellers, other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the Shareholders and their family members and Affiliates;

              (g) any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of any Shareholder or any Related Person or Affiliate thereof, provided that the Sellers may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any Person to the transfer and assignment of any such assets, property or rights;

              (i) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of its business consistent with its past practices;

              (j) any waiver of any of its rights or claims that singly is or in the aggregate with waivers of other rights or claims are Material to either of the Sellers;

              (k) any transaction by it outside of the ordinary course of its business or not consistent with its past practices;

              (l) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any commitment to incur any Indebtedness or any such Guaranty;

              (m) any investment in the Capital Stock, options, warrants, rights to acquire the Capital Stock or the Indebtedness of any Person other than short-term certificates of deposit of a commercial bank or trust company;

              (n) any (i) capital expenditure or series of related capital expenditures totalling, together with other capital expenditures or series of related capital expenditures of the Sellers in excess of $100,000; or commitments by the Sellers to make capital expenditures totaling in excess of $100,000, all of which are described on SCHEDULE 3.27(n); or

              (o) any cancellation or termination of a Material Agreement.

         3.28 BANK RELATIONSHIPS; POWERS OF ATTORNEY. SCHEDULE 3.28 sets forth:

              (a) the name of each financial institution with which the Sellers have borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes;

              (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and

              (c) the name of each Person holding a general or special power of attorney from the Sellers and a description of the terms of each such power.

         3.29 ACCREDITATIONS. SCHEDULE 3.29 sets forth a list and brief description of each accreditation from any Governmental Authority, association or society or other organization (an "ACCREDITATION AUTHORITY") held by the Sellers (an "ACCREDITATION"). No cancellation, termination, expiration, suspension or other adverse action with respect to any Accreditation is pending or, to the knowledge of either of the Hellers, threatened.

         3.30 NO CONFLICTS OR LITIGATION. The execution, delivery and performance in accordance with their respective terms by each of the Sellers of this Agreement and the other Transaction Documents to which such Seller is a Party do not and will not breach or constitute a default under any agreement or instrument to which either of the Sellers is a party or by which any of their respective properties are bound. No Litigation is pending or, to the knowledge of either of the Hellers, threatened to which either of the Sellers is or may become a party which (a) questions or involves the validity or enforceability of any of the obligations of either of the Sellers under any Transaction Document or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by such Seller of the transactions contemplated by this Agreement to be consummated by such Seller or (ii) damages in connection with any consummation by either of the Sellers of the transactions contemplated by this Agreement.

         3.31 CONSENTS. Except as set forth in SCHEDULE 3.31, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any Person (including, without limitation, any Governmental Authority) by the Sellers (a) in order to authorize or permit the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or (b) under or pursuant to any Governmental Approval held by or issued to the Sellers (including, without limitation, educational, environmental, health, safety and operating permits and licenses) by reason of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

         3.32 [INTENTIONALLY OMITTED].

         3.33 [INTENTIONALLY OMITTED].

         3.34 REGULATORY FINANCIAL MATTERS. Set forth on Schedule 3.34 is a description of all of the financial requirements applicable to the Sellers imposed by the DOE, the Florida DOE and all other Governmental

Authorities (the "REGULATORY FINANCIAL REQUIREMENTS). The Sellers are in compliance with all of the Regulatory Financial Requirements.

         3.35 LIENS. Set forth on SCHEDULE 3.35 is a description of all Liens to which any property owned by the Sellers is subject.

         3.36 DEFAULT RATES. SCHEDULE 3.36 sets forth the rates of defaults in payments under student loans guaranteed by the United States or any other agencies thereof made to students of the Sellers for the years 1996 through 1998. SCHEDULE 3.36 also sets forth the requirements of the DOE with respect to default rates which will cause a school participating in its student loan guarantee program to cease to become eligible for such participation.

         3.37 FINANCIALS STATEMENTS. Each of the Financial Statements (i) has been, or will be when delivered to the Buyer Parties, as the case may be, prepared in accordance with the books of account and records of the Company, which books and records are complete and accurate; (ii) fairly present or, when delivered to the Buyer Parties, will fairly present, as the case may be, and are or, will be when delivered to the Buyer Parties, as the case may be, true, correct and complete statements in all material respects of the Sellers' financial condition and the results of their operations at the date and for the period specified in those statements; (iii) have been or will be when delivered to the Buyer Parties, as the case may be, prepared in accordance with GAAP consistently applied with prior periods; and (iv) make or, when delivered to the Buyer Parties, will make, as the case may be, full and adequate provisions for all liabilities or obligations of the Sellers, whether accrued, absolute, contingent or otherwise. As of the date of any balance sheet included in the Financial Statements, neither of the Sellers then had, or will have, as the case may be, any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments or unusual forward or long-term commitments), or any unrealized or anticipated loss which were not reflected in such balance sheet. Since the Current Balance Sheet Date, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other) or results of operations of the either of the Sellers that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect.

         3.38 AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS: REQUIRED CONSENTS.

              (a) The execution, delivery and performance by each of the Sellers of this Agreement and each other Transaction Document to which such Seller is a party, and the effectuation of the transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

              (b) This Agreement has been, and each of the other Transaction Documents to which either of the Sellers is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

         3.39 SECURITIES MATTERS. The Company acknowledges that (a) it has (i) received and reviewed copies of the following SLL documents: Form 10-K for 1998, Quarterly Report on Form 10-Q for the First Quarter of 1999 and proxy statement in connection with SLL's 1999 annual meeting of shareholders; (ii) access through the Internet at the SEC's website to all of SLL's filings with the SEC since SLL's initial public offering and has reviewed each of these filings as such Shareholder has deemed appropriate; and (iii) had the opportunity to ask questions of the officers of SLL and receive answers thereto with respect to the business and financial condition of SLL, the transactions contemplated hereby and such additional matters as the Company has requested, and receive such documents relating to the foregoing as the Company has reasonably requested in order to evaluate the merits and risks of an investment in the SLL Shares; and
(b) the SLL Shares have not been, and will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon exemptions from registration under applicable federal and state law for transactions not involving any public offering.

         3.40 CASH ON HAND; STOCKHOLDERS' EQUITY. The Cash on Hand, together with the accounts receivable to be received in the ordinary course of business of the Company from the students then enrolled with the Company during the sixty (60) day period after the Closing Date (the "STUDENT RECEIVABLES"), is sufficient (a) to cover all of the working capital requirements of the operations of the businesses conducted by the Sellers as of the Closing Date for a sixty (60)-day period following the Closing Date (the "WORKING CAPITAL NEED") and (b) to comply with Regulatory Financial Requirements concerning the Sellers' ratio of current asset to current liabilities. The total stockholders' equity of the Company is equal to or greater than seven hundred thirty-eight thousand eight hundred seventy-six dollars ($738,876) (the "STOCKHOLDERS' EQUITY AMOUNT").

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SLL

         Buyer and SLL, jointly and severally, represent and warrant to the Sellers that all of the representations and warranties in this Article IV are true and, correct and complete as of the date of this Agreement, and will be true and complete on the Closing Date.

         4.1 ORGANIZATION; POWER. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of its Organization State and has all requisite corporate power and authority under the laws of that jurisdiction and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted and as proposed to be conducted.

         4.2 AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS: REQUIRED CONSENTS.

              (a) The execution, delivery and performance by each of the Buyer Parties of this Agreement and each other Transaction Document to which such Buyer Party is a party, and the effectuation of the transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

              (b) This Agreement has been, and each of the other Transaction Documents to which either of the Buyer Parties is a party, when executed and delivered to the other parties thereto, will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid and binding obligation, enforceable against such Buyer Party in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

         4.3 NO CONFLICTS OR LITIGATION. The execution, delivery and performance in accordance with their respective terms by each of the Buyer Parties of this Agreement and the other Transaction Documents to which such Buyer Party is a party do not and will not (a) violate or conflict with any Governmental Requirement, (b) breach or constitute a default under any agreement or instrument to which such Buyer Party is a party or by which such Buyer Party or its properties is bound, (c) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the SLL Shares. No Litigation is pending or, to the knowledge of either of the Buyer Parties, threatened to which either of the Buyer Parties is or may become a party which
(a) questions or involves the validity or enforceability of any of the obligations of the Buyer Parties under any Transaction Document or (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay the consummation by the Buyer Parties of the transactions contemplated by this Agreement to be consummated by the Buyer Parties or (ii) damages in connection with any consummation by the Buyer Parties of the transactions contemplated by this Agreement.

         4.4 CONSENTS. Except as disclosed in the Schedules relating to Article III, above, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, any Governmental Authority) by a Buyer Party (a) in order to authorize or permit the consummation by the Buyer Parties of the transactions contemplated by this Agreement and the other Transaction Documents or (b) under or pursuant to any Governmental Approvals held by or issued to a Buyer Party (including, without limitation, educational, environmental, health, safety and operating permits and licenses) by reason of this Agreement or any of the other Transactional Documents or the consummation of the transactions contemplated hereby or thereby.

         4.5 SLL SHARES. The SLL Shares, when issued to the Sellers as provided herein, will be duly issued, fully paid and non-assessable.

         4.6 SEC REPORTS AND FILINGS. Since November 13, 1996, SLL has filed with the SEC all material forms, statements, reports and other documents (including all exhibits, amendments and supplements thereto) required to be filed by SLL under the Exchange Act (the "EXCHANGE ACT DOCUMENTS"), all of which complied in all material respects with the applicable requirements of the Exchange Act. As of their respective dates, none of the Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                       COVENANTS EXTENDING TO THE CLOSING

         5.1 ACCESS AND COOPERATION; DUE DILIGENCE.

              (a) From the date hereof and until the Closing, the Sellers will
(i) afford to the Representatives of the Buyer Parties, at reasonable times, reasonable access to the key employees, sites, properties, books and records of each of the Sellers, (ii) provide the Buyer Parties with such additional financial and operating data and other information relating to the business and properties of each of the Company and the Company Subsidiaries as the Buyer Parties may from time to time reasonably request and (iii) cooperate with the Buyer Parties and their Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Document. Each of the Sellers and the Shareholders will treat, and will cause the Company to treat all Confidential Information obtained by them in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 11.1, below.

              (b) Each of the Sellers and the Shareholders will use its best efforts to secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to consummate the transactions contemplated hereby.

              (c) If this Agreement is terminated pursuant to Article XII, below, the Buyer Parties promptly will return all written Confidential Information of the Company they then possess to the Buyer Parties.

         5.2 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof and until the Closing Date, each of the Sellers will:

              (a) carry on its businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

              (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

              (c) perform all its obligations under all material written and oral agreements relating to or affecting its business, assets or rights, including the timely payment of all amounts due to suppliers and other vendors;

              (d) maintain in full force and effect without interruption (or replace with equivalent insurance) all its present insurance policies;

              (e) use reasonable commercial efforts to (i) maintain and preserve its business organization intact, (ii) retain the services of its present employees and (iii) maintain its relationships with all Governmental Authorities, including, but not limited to the DOE, the Florida DOE, Accreditation Authorities, suppliers, customers and others having business relations with it;

              (f) comply with all applicable Governmental Requirements and provide notice of any governmental inquiry, notice or investigation; and

              (g) except as required or expressly permitted by this Agreement, maintain the instruments and agreements governing its outstanding Indebtedness and leases on their present terms and not incur new or amended Indebtedness or enter into new or amended lease instruments or agreements without the prior written consent of SLL.

         5.3 PROHIBITED ACTIVITIES. From the date hereof and until the Closing Date, without the prior written consent of SLL or unless as required or expressly permitted by this Agreement, neither of the Sellers will, and, with respect to Section 5.3(o), below, none of the Shareholders will:

              (a) make any change in its Charter Documents;

              (b) issue any of its Capital Stock or issue or otherwise create any options, warrants or rights to acquire any of its Capital Stock;

              (c) make any Restricted Payment other than the payment of a dividend required for the Sellers to pay taxes resulting from the Company's election to be taxed under Subchapter AS" of the Code, which payment shall be disclosed in writing to SLL prior to being made, together with back-up explaining the basis of the amount thereof;

              (d) make any investments (other than short-term certificates of deposit of a commercial bank or trust company) in the Capital Stock (or options, warrants or rights to acquire the Capital Stock) or Indebtedness of any Person;

              (e) enter into any agreement or commitment or incur, or agree to incur any liability or make any capital expenditures otherwise than in the ordinary course of its business and consistent with its past practice;

              (f) increase or commit or promise to increase the cash compensation payable or to become payable to any of its officers, directors, stockholders, employees or agents, consultants or independent contractors or make any discretionary bonus or management fee payment to any such Person;

              (g) create, assume or permit to be created or imposed any Liens upon any of its assets or properties, whether now owned or hereafter acquired other than purchase money security interests for equipment used in the ordinary course of business consistent with prior practice and with respect to which equipment the monthly expenditures do not exceed one thousand dollars ($1,000.00).

              (h) (i) adopt, establish, amend or terminate any of its ERISA Employee Benefit Plans, or any Other Compensation Plans or Employee Policies and Procedures or (ii) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (A) deplete the assets of any of its ERISA Employee Benefit Plans or any Other Compensation Plan or (B) increase the liabilities or obligations under any such plan;

              (i) sell, assign, lease or otherwise transfer or dispose of any of its owned or leased property or equipment otherwise than in the ordinary course of its business and consistent with its past practice;

              (j) negotiate for the acquisition of any business or the start-up of any new business;

              (k) merge, consolidate or effect a share exchange with, or agree to merge, consolidate or effect a share exchange with any other Entity;

              (l) waive any of its material rights or claims, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

              (m) commit a breach of, or amend or terminate any Material Agreement to which it is a party including, but not limited to, the terms of any payable or receivable and any agreement with an investor or supplier;

              (n) enter into any other transaction that is not in the ordinary course of its business and consistent with its past practice or that is prohibited hereby; or

              (o) make or revoke any Tax election respecting the Company or any Company Subsidiary, or take any action which result, or could result, in a termination of the Company's status as a "Subchapter S" corporation within the meaning of Section 1361 of the Code or the status of any Company Subsidiary as a qualified Subchapter S subsidiary for purposes of Section 1361(b)(5) of the Code.

         5.4 NO SHOP. None of the Sellers or the Shareholders shall solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to any of the Sellers) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Sellers, or engage in any activities, discussions or negotiations concerning, or provide any Confidential Information respecting, the Sellers or SLL or any of SLL's Subsidiaries to, or have any discussions with any Person relating to such an offer or proposal or otherwise facilitate any effort or attempt to make or implement such an offer or proposal. Each of the Sellers and the Shareholders shall: (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the Persons referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4; and (b) notify SLL immediately if any such inquiries or proposals are received by, any such information is requested from or any such discussions or negotiations are sought to be initiated or continued with the Sellers or the Shareholders.

         5.5 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Sellers will cause the Company to (a) satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if any, and (b) provide the Buyer Parties with proof that any required notice has been sent.

         5.6 NOTIFICATION OF CERTAIN MATTERS. The Sellers and the Shareholders shall give prompt notice to SLL of (a) the existence or occurrence of each condition or state of facts which will or reasonably could be expected to cause any representation or warranty of any of the Sellers and the Shareholders contained herein to be untrue or incorrect in any material respect at or prior to the Closing Date and (b) any material failure of any Seller or Shareholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller or Shareholder hereunder. The Buyer Parties shall give prompt notice to the Company of (a) the existence or occurrence of each condition or state of facts which will, or reasonably could be expected to cause any representation or warranty of a Buyer Party contained herein to be untrue or inaccurate at or prior to the Closing Date and (b) any material failure of a Buyer Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.6 shall not be deemed to (a) modify the representations or warranties herein of the Party delivering that notice, or any other Party, (b) modify the conditions set forth or referred to in Article VI or (c) limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

         5.7 SUPPLEMENTAL INFORMATION. Each of the Sellers and the Shareholders agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party will have the continuing obligation until the Closing Date to provide the Buyer Parties promptly with such additional supplemental information (collectively, the "SUPPLEMENTAL INFORMATION"), in the form of (a) amendments to then existing Schedules or (b) additional Schedules as would be necessary, in the light of the circumstances, conditions, events and states of facts then known to such Seller or Shareholder to make each of those representations and warranties true and correct as of the Closing Date. Supplemental Information provided to the Buyer Parties shall not be deemed to eliminate any liability of the Sellers or the Shareholders in connection with any representation and/or warranty which is not true and correct, except that no liability to the Sellers or the Shareholders shall arise from any representation or warranty to the extent the misrepresentation or omission that formed the basis for such liability is cured by Supplemental Information received by the Buyer Parties at least three (3) business days prior to the Closing Date and the Closing occurs.

         5.8 HSR ACT MATTERS. If SLL shall determine that filings pursuant to and under the HSR Act are necessary or appropriate in connection with the effectuation of the transactions contemplated hereby, and advises the Company in writing of that determination, the Hellers shall cause the Company promptly to compile and file (or will cause its "ultimate parent entity" (as determined for purposes of the HSR Act) to file) under the HSR Act such information respecting it as the HSR Act requires of an Entity to be acquired, and the expiration or termination of the applicable waiting period and any extension thereof under the HSR Act shall be deemed a condition precedent set forth in Section 6.1.

         5.9 DEBT REPAYMENT. The Hellers shall cause the Company to repay all of the Indebtedness of the Sellers other than the Indebtedness described on
SCHEDULE 5.9.

         5.10 TAX RETURNS. The Hellers will prepare, or cause to be prepared and filed, Returns of the Sellers. The Sellers will be responsible for the costs of preparing and filing such Returns. Buyer will provide Sellers with reasonable access to the books and records of Sellers included in the Purchased Assets to assist Sellers in connection with the preparation of such Returns.

         5.11 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the Parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its control to cause to be fulfilled those actions upon which the conditions precedent to the other Party's obligations to consummate the transactions contemplated by this Agreement are dependent. Each of Buyer, the Sellers and the Hellers shall use its best efforts to obtain all consents, approvals, exemptions, authorizations and shall give all of the notices described in SCHEDULE 3.31 required in connection with the consummation of the transactions contemplated by this Agreement, including all approvals from all Accreditation Authorities, the DOE, the Florida DOE (including with respect to all student loan programs with respect to which the Sellers participate as of the date hereof and on the Closing Date) and all other Governmental Authorities required for the conduct by Buyer with the Purchased Assets after the Closing of all of the businesses now conducted by the Sellers (the "REQUIRED GOVERNMENTAL APPROVALS").

         5.12 DEPARTMENT OF COMMERCE. The Hellers and the Sellers shall cause to be prepared for filing the documentation required by the Department of Commerce as a result of the transactions contemplated hereby (the "DOC FORMS").

         5.13 LEASE DEPOSIT REPLACEMENT. The Hellers, the Sellers and the Buyer Parties shall use their best efforts to cause the Current CD to be replaced by a guaranty from SLL.

         5.14 PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the Parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date, Each Party shall promptly notify the other Parties of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Sellers and the Shareholders shall promptly notify the Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Sellers which would have been listed in any Schedule hereto if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.


                                   ARTICLE VI

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

         6.1 CONDITIONS TO THE OBLIGATIONS OF THE BUYER PARTIES. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at Closing, of each of the following conditions (any or all of which may be waived by the Buyer Parties in their discretion):

              (a) Each of the of the representations and warranties set forth in Articles II and Article III, above, respectively, shall be true and correct as of the Closing Date;

              (b) The Sellers and the Shareholders shall have performed and complied with all covenants, obligations and undertakings required by this Agreement to be performed and complied with by the Sellers and the Shareholders at or prior to the Closing;

              (c) There shall be no Litigation that seeks to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and no judgment, order or decree shall have been rendered that has the effect of enjoining the consummation of the transactions contemplated hereby or thereby;

              (d) NHeller and EHeller shall have executed employment agreements in the forms of Exhibits 6.1(d)(i) and 6.1(d)(ii), respectively, and each of Melissa Wade, Kristi Mollis, Nadine Forbes and Joseph Siska shall have executed one-year employment agreements with Buyer in forms, reasonably satisfactory to Buyer.

              (e) Each of the Sellers and the Shareholders shall have executed and delivered to the Buyer Parties a certificate in a form reasonably satisfactory to counsel to the Buyer Parties certifying as to (i) the accuracy of the representations and warranties in Article II (from the Shareholders) and
Article III (from the Sellers and the Hellers), above; (ii) the fulfillment of the conditions specified in this Section 6.1 and (iii) incumbency, signatures and other matters customary for transactions of this nature;

              (f) The Sellers shall have delivered to the Buyer Parties an opinion of counsel in form reasonably satisfactory to counsel for the Buyer Parties with respect to the matters indicated in SCHEDULE 6.1(f);

              (g) The Sellers shall have procured and delivered to the Buyer Parties consents and approvals from all Persons from whom consents are required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents other than the Required Governmental Approvals;

              (h) Each Seller shall complete, execute and deliver to the Buyer Parties a certificate in a form reasonably acceptable to the Buyer Parties, to the effect that no withholding is required under Section 1445 of the Code;

              (i) The Sellers shall have delivered to the Buyer Parties a certificate, dated within ten (10) days prior to the Closing Date, duly issued by the appropriate Governmental Authorities (i) in their Organization State and in each other jurisdiction where they are qualified to do business showing them to be in good standing and authorized to do business in its Organization State and those other jurisdictions and (ii) in their Organization State certifying their articles of incorporation

              (j) The Sellers shall have delivered to Buyer such (i) bills of sale, assignments and other instruments of transfer or conveyance (including certificates of title origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title) as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

              (k) As of the Closing Date, the Company will have cash on hand in an amount not less than thirty thousand dollars ($30,000) (the "CASH ON HAND").

              (l) The Sellers shall have delivered to the Buyer Parties evidence reasonably satisfactory to the Buyer Parties that all of the Indebtedness of the Company and the Company Subsidiaries, other than the Indebtedness described on
SCHEDULE 5.9, have been terminated with no further liability to the Sellers after the Closing Date;

              (m) The Company's "class" software shall have been re-implemented to the reasonable satisfaction of Buyer to track accounts receivable and deferred revenues for all facilities operated by the Sellers;

              (n) The Sellers shall have delivered to the Buyer Parties in forms reasonably satisfactory to the Buyer Parties, (i) estoppel letters or similar documents executed by the lessors under the leases listed on Schedule 3.16(a) (the "LEASES") and (ii) documents confirming the assignment of the Leases, the equipment leases listed on Schedule 3.17(a), the Service Contracts, and to Buyer effective as of the Closing Date.

              (o) The Sellers shall have delivered to the Buyer Parties the July 1999 Financials, which shall (i) reflect no material adverse changes to the financial condition of the Company and the Company Subsidiaries on a consolidated basis from the June 1999 Financials and (ii) reflect the fact that the Company is in compliance with all financial requirements of all Governmental Authorities that regulate the business of the Company, including, but not limited to the DOE. All of the (i) accounts receivable reflected in the July 1999 Financials shall reflect amounts due from students enrolled with the Company at July 31, 1999, (ii) all of the accounts payable reflected in the July 1999 Financials shall reflect payables in compliance with the terms of the respective payees thereof and which are not older than thirty (30) days and
(iii) all of the inventories reflected in the July 1999 Financials shall be shown at the then current value thereof;

              (p) All of the facilities operated by the Sellers shall be in full operation;

              (q) The Sellers shall have delivered to the Buyer Parties properly completed and executed DOC Forms in form reasonably acceptable to the Buyer Parties.

              (r) The Sellers shall have provided wire transfer instructions with respect to the cash to be paid at the Closing to the Sellers;

              (s) The Escrow Agreement shall have been executed and delivered by all of the parties thereto;

              (t) The Buyer Parties shall have received evidence reasonably satisfactory to the Buyer Parties that all of the Liens, other than those identified on SCHEDULE 1.1, covering any of the Purchased Assets shall have been terminated;

              (u) The Sellers shall have delivered to the Buyer Parties copies of (i) the resolutions of the respective Boards of Directors and shareholders of the Sellers authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (ii) the bylaws, of the Sellers, in each case certified by the secretary or an assistant secretary of the respective Seller;

              (v) The Sellers shall have delivered to the Buyer Parties documentation reasonably satisfactory to the Buyer Parties supporting the representation and warranty set forth in clause (a) of Section 3.40 other than the Stockholders' Equity Amount;

              (w) the Unwind Arbiter shall have been appointed pursuant to
Section 1.11, above,

              (x) The Sellers shall have delivered to the Buyer Parties a list of the students enrolled with the Company as of the Closing Date;

              (y) The Sellers will provide to the Buyers the text of Schedule
3.34 in form reasonably satisfactory to the Buyer Parties; and

              (z) The Sellers and Buyer Parties shall have agreed on a breakdown of which of the Purchased Assets will be purchased by each of the Buyer Parties.

         6.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of the Sellers and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Sellers and the Shareholders in their sole discretion):

              (a) Each of the representations and warranties of the Buyer Parties set forth in Article IV, above, hereof shall be true and correct as of the Closing;

              (b) The Buyer Parties shall have performed and complied with all covenants, obligations and undertakings required by this Agreement to be performed and complied with by the Buyer Parties prior to or at the Closing;

              (c) No Litigation that seeks to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or other Transaction Documents, and no judgment, order or decree shall have been rendered that has the effect of enjoining the consummation of the transactions contemplated hereby or thereby;

              (d) The Buyer Parties shall have delivered to the Sellers and the Escrow Agent (i) certificates representing the SLL Shares and (ii) the Cash Consideration in the respective amounts indicated in Section 1.5, above;

              (e) An appropriate officer of each of the Buyer Parties shall have executed and delivered a certificate in a form reasonably satisfactory to Buyer certifying as to (i) the accuracy of the representations and warranties in Article IV above; (ii) the fulfillment of the conditions specified in this Section 6.2, and (iii) incumbency signatures and other matters customary for transactions of this nature;

              (f) The Buyer Parties shall have delivered an opinion in form reasonably satisfactory to counsel to the Sellers to the effect of the representation set forth in Sections 4.1, 4.2 and 4.5, above.

              (g) The Buyer shall have executed and delivered employment agreements in the forms of Exhibits 6.1(d)(i) and 6.1(d)(ii), respectively;

              (h) The Buyer Parties shall have executed and delivered to the Sellers the Assumption Agreement;

              (i) the Escrow Agreement shall have been executed and delivered by all of the parties thereto;

              (j) The Buyer Parties shall have delivered to the Sellers copies of (i) the resolutions of the respective Boards of Directors of the Buyer Parties authorizing the execution and performance of this Agreement and the transactions contemplated hereby and (ii) the articles of association and bylaws, respectively, of the Buyer Parties, in each case certified by the secretary or an assistant secretary of the respective Buyer Party; and

              (k) The Unwind Arbiter shall have been appointed pursuant to
Section 1.11, above.

                                  ARTICLE VII

                        COVENANTS FOLLOWING THE CLOSING

         7.1 STOCKHOLDERS' EQUITY DETERMINATION.

              (a) Within twenty (20) days after the Closing Date, the Sellers, shall cause the August Sellers' Accountants to prepare and deliver to SLL (a) a consolidated income statement of the Sellers for the period from January 1, 1999 through the Closing Date and a consolidated balance sheet of the Company and the Company Subsidiaries as of the Closing Date (the "AUGUST 1999 FINANCIALS") and
(b) all work papers and schedules related to the August 1999 Financials including schedules of accounts receivable, accounts payable, deferred revenues, property and equipment and inventories. All of the (a) accounts receivable reflected in the August 1999 Financials shall reflect amounts due from students enrolled with the Company at August 16, 1999, (b) accounts payable reflected in the August 1999 Financials shall reflect payables in compliance with the terms of the respective payees thereof and which are not older than thirty (30) days and (c) inventories reflected in the August 1999 Financials shall be shown at the then current value thereof. After being delivered to SLL, the August 1999 Financials shall be audited by Arthur Andersen LLP at the expense of the Buyer Parties. The consolidated stockholders' equity of the Sellers as determined pursuant to the procedure described in SECTION 7.1(b), below, is referred to herein as the "CLOSING STOCKHOLDERS' EQUITY." If the Closing Stockholders' Equity is less than the Stockholders' Equity Amount, the Hellers, jointly and severally, forthwith shall be required to pay to Buyer in cash an amount equal to the difference between the Closing Stockholders' Equity and the Stockholders' Equity Amount.

                  (b) The determination of the Closing Stockholders' Equity shall be as agreed to by Arthur Andersen and an accounting firm selected by the Sellers (the "AUGUST SELLERS' ACCOUNTANTS") within twenty (20) days after Arthur Andersen has issued its report with respect to the August 1999 Financials (the "AUGUST REPORT DATE"). If within such 20-day period, Arthur Andersen and the August Sellers' Accountants cannot agree with respect to the Closing Stockholders' Equity, then Arthur Andersen shall be required, within (ten) 10 days after the end of such 20-day period, to select an accounting firm reasonably acceptable to the Sellers' Accountants (the "AUGUST OTHER ACCOUNTANTS") which shall, within thirty (30) days after its selection, make a determination as to the Closing Stockholders' Equity, which determination shall be binding on the Parties. Notwithstanding the foregoing, if the Sellers shall not have designated the August Sellers' Accountants within ten (10) days after the August Report Date or if the August Other Accountants shall not have made a determination as to the Closing Stockholders' Equity, then the Closing Stockholders' Equity shall be as determined by Arthur Andersen. With respect to the services to be performed as described in this SECTION 7.2(b), the fees for the Sellers' Accountants and the August Other Accountants shall be the sole responsibility of the Sellers and the fees of Arthur Andersen shall be the sole responsibility of Buyer. In computing Closing Stockholders' Equity for purpose of this Section 7.1(b), no change



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

after the Closing Date by Buyer or SLL in any accounting policies applicable to the Company Business on the date of each of the Financial Statements shall be deemed applicable to such computation.

         7.2 PREPARATION AND FILING OF TAX RETURNS. The Sellers and the Hellers shall take all actions necessary to cause the Company to have no liability for Tax for any period through the Closing Date.

         7.3 UNDERTAKINGS REGARDING SLL SHARES. Each Seller and each Shareholder covenants that such Seller will not offer or sell or solicit an offer to buy any of the SLL Shares issued to such Seller hereunder: (a) for a period of one hundred eighty (180) days after the date hereof (the A180 DAY PERIOD") and (b) after the 180 Day Period, other than pursuant to an effective registration statement under the Securities Act and, where applicable, in compliance with Rule 145 under the Securities Act or after the receipt by SLL of an opinion of counsel reasonably acceptable to SLL to the effect that such registration statement and compliance are not required.

         7.4 REGISTRATION OF SLL SHARES. SLL shall prepare and file with the SEC and shall use its best efforts have declared effective under the Securities Act, on or before the last day of the 180 Day Period, a registration statement under the Securities Act with respect to the SLL Shares (the "REGISTRATION STATEMENT") on the terms described in this Section 7.4.

              (a) SLL will use its reasonable efforts to have the Registration Statement become effective and cause the SLL Shares to be registered for resale under the Securities Act and registered, qualified or exempted under the state securities laws of such jurisdictions as any Shareholder reasonably requests; provided, however, that SLL shall not be required to qualify to do business in any state or to consent to be subject to general service of process in any state where it is not otherwise required to be so qualified or subject.

              (b) SLL shall pay all expenses incurred in connection with the registration, qualification and/or, as the case may be, exemption of the SLL Shares, including any SEC and state securities law registration and filing fees, printing expenses, fees and disbursements of SLL's counsel and accountants, transfer agents' and registrars' fees, fees and disbursements of experts used by SLL in connection with such registration, qualification and/or exemption, and expenses incidental to any amendment or supplement to the Registration Statement. SLL shall not, however, be liable for any sales, broker's or underwriting commissions or discounts incurred in connection with any sale of any of the SLL Shares.

              (c) SLL shall maintain the effectiveness of the Registration Statement until the earlier of the date on which the last of the SLL Shares are sold pursuant to the Registration Statement and the date that is ninety (90)days from the effective date of the Registration Statement.

              (d) The Sellers and the Shareholders shall (i) furnish SLL such information regarding the Sellers and the Shareholders as SLL may reasonably request or as required by applicable law in connection with any registration, qualification or compliance referred to in this Section 7.4 and (ii) take such other actions in connection with the preparation and/or, as the case may be, effectiveness of the Registration Statement as SLL may reasonably request.

              (e) Notwithstanding anything to the contrary in this Section
7.4, (i) SLL shall be entitled to delay for a period of up to one hundred twenty days (120) any such filing of the Registration Statement if the Board of Directors of SLL determines that such filing would impede, delay, or interfere with any significant financing, acquisition, or other transaction involving SLL, or require disclosure of material information which SLL has a reasonable business purpose for preserving as confidential and (ii) as a condition to SLL's obligations under this Section 7.4, SLL shall have received from the Shareholders (A) an investment representation letter with respect to each Shareholder's acquisition of SLL Shares and (B) an opinion of counsel in form reasonably acceptable to SLL to the effect that the Shareholders have received the SLL Shares in a transaction exempt from the registration requirements of the Securities Act.

         7.5 PURCHASE PRICE ADJUSTMENT. All indemnity payments made by the Sellers under this Agreement shall be treated as purchase price adjustments for purposes of all Tax matters.

         7.6 CASH ON HAND. If the Cash on Hand, plus the revenues reflected in the documentation delivered by the Sellers pursuant to Section 6.2(v), above, is collected within sixty (60) days after the Closing Date and, as determined in good faith by Buyer, are not sufficient for the Working Capital Need, Hellers shall, jointly and




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

severally, pay to SLL an amount equal to the amount in excess of the Cash on Hand necessary for the Working Capital Need within ten (10) days after receiving written notice with respect thereto from Buyer.

         7.7 CONTROL OVER PURCHASED ASSETS. Immediately after the Closing, the Sellers shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.

         7.8 GOVERNMENTAL APPROVALS. The Buyer Parties, the Hellers and the Sellers shall use their best efforts to obtain all Required Governmental Approvals at the earliest possible date. It is expressly understood that SLL may be required to make additional capital contributions to Buyer, or make certain financial commitments requested by the DOE or other Governmental Authorities in order to obtain the Required Governmental Approvals and SLL agrees to adhere to such requests. The Buyer Parties, the Hellers and the Sellers (a) will respond promptly, fully and accurately to all inquiries in connection with obtaining such Required Governmental Approvals and (b) will provide each of the other parties with copies of all filings and correspondence to and from Governmental Authorities related to obtaining the Required Governmental Approvals.

                                  ARTICLE VIII

                            INDEMNIFICATION; SETOFF

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the provisions of this Agreement shall survive the Closing indefinitely notwithstanding any investigation at any time made by or on behalf of any Party or the provision of any Supplemental Information pursuant to Section 5.7, above, provided that the representations and warranties set forth in Articles II, III and IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the second anniversary of the Closing Date, except as follows: (a) the representations and warranties which relate expressly or by necessary implication to Taxes or to ERISA or other employment or labor matters will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling), if any; (b) the representations and warranties which relate expressly or by necessary implication to the environment or Environmental Laws will survive for a period of five (5) years from the Closing Date; and (c) the representations and warranties set forth in Sections 2.1 and 2.2 , 3.12, 3.19, 3.29, 3.34 and 3.36 shall survive indefinitely. After a representation and warranty has terminated and expired, no indemnification may be sought pursuant to this Article VIII on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VIII to indemnification on the basis of that representation and warranty prior to its termination and expiration. Notwithstanding anything in this Agreement to the contrary, a Party shall have the right to commence Litigation after the expiration of any of the above-specified time periods with respect to claims as to which notice was provided to the Party against which such claim is being asserted prior to the expiration of such time period.

         8.2 INDEMNIFICATION OF SLL INDEMNIFIED PARTIES.

              (a) In addition to the indemnification set forth in Section 1.11, above, subject to the applicable provisions of Section 8.1, above, each of the Sellers and each of the Hellers covenant and agree that such Party, jointly and severally, will indemnify each SLL Indemnified Party against, and hold each SLL Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of either of the Sellers or either of the Hellers set forth herein or in certificates delivered in connection herewith or
(ii) any nonfulfillment of any covenant or agreement on the part of either of the Sellers or the Hellers under this Agreement (each such Damage Claim and each Damage Claim described in Section 8.2(b), below, being an "SLL INDEMNIFIED LOSS").

              (b) Stubbs and each of the Keisers, severally and not jointly with any other Person, covenants and agrees that such Seller will indemnify each SLL Indemnified Party against, and hold each SLL Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (i) any breach of the representations and warranties of such Shareholder solely as to such Shareholder set forth in
Article II, above, or in certificates delivered in connection herewith by such Shareholder and relating to those representations and warranties or (ii) any nonfulfillment of any covenant or agreement on the part of such Shareholder under this Agreement.

         8.3 INDEMNIFICATION OF SELLER INDEMNIFIED PARTIES. SLL covenants and agrees that it will indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and in respect of, all Damage Claims that arise from, are based on or relate or otherwise are attributable to (a) any breach by of the representations and warranties of the Buyer Parties set forth herein or in certificates delivered in connection herewith, if any, delivered to the Sellers in connection herewith or (b) any nonfulfillment of any covenant or agreement on the part of a Buyer Party, under this Agreement (each such Damage Claim being a "Seller Indemnified Loss").

         8.4 CONDITIONS OF INDEMNIFICATION.

              (a) All claims for indemnification under this Agreement shall be asserted and resolved as provided in this Section 8.4.

              (b) A party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") shall promptly (i) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third-party claim or claims asserted against the Indemnified Party (a "THIRD PARTY CLAIM") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("CLAIM NOTICE") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 8.1, above, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within fifteen (15) days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII with respect to that Third Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

              (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 8.4(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 8.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

              (d) If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article VIII, (B) elects not to defend the Indemnified Party pursuant to Section 8.4(c), above, or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.4(c), above, or
(ii) elects to defend the Indemnified Party pursuant to Section 8.4(c), above, but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the

Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article VIII and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 8.4, or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses of such participation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(d) and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

                  (e) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes the claim specified by the Indemnified Party in the Indemnity Notice, that claim shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed that claim, as provided above, that dispute shall be resolved by proceedings in an appropriate court of competent jurisdiction if the parties do not reach a settlement of that dispute within thirty (30) days after notice of that dispute is given (the "INDEMNITY NOTICE PERIOD").

                  (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article VIII relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim and (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim. Payments of all amounts owing by an Indemnifying Party pursuant to Section 8.4(e), above, shall be made within thirty (30) days after the later of the expiration of (i) the Indemnity Notice Period and (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

         8.5 REMEDIES NOT EXCLUSIVE. The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to any other party, either at law or in equity.

         8.6 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything in this
Article VIII to the contrary, except with respect to the representations and warranties referenced in clause (c) of Section 8.1, above, SLL and Buyer shall not be entitled to indemnification with respect to any individual claim for indemnification for breach of any representation or warranty unless the amount of such claim is at least five thousand dollars ($5,000.00) (each, a "PERMITTED CLAIM") and shall not be entitled to indemnification for Permitted Claims for breach of any representation or warranty unless and until the aggregate amount thereof is at least twenty-five thousand dollars ($25,000.00).

         8.7 SET-OFF. The Buyer Parties may set-off against any amounts that any of the Sellers and the Shareholders are required to pay to an SLL Indemnified Party pursuant to any settlement or Final Order any amounts owed by SLL or Buyer to any of the Sellers under this Agreement.

                                   ARTICLE IX

                           LIMITATIONS ON COMPETITION

         9.1 PROHIBITED ACTIVITIES. Each of the Sellers, Stubbs and each of the Keisers (each a "SECTION 9.1 PARTY"), jointly and severally, agree that such
Section 9.1 Party will not during the period beginning on the date hereof and ending on the third anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of, or together with any other
Person:

              (a) engage as a director or officer or in any similar managerial capacity or as an owner, co-owner, financier or other investor of or in any business selling any products or providing any services in competition with SLL ("SLL" being deemed for purposes of this Article IX to include SLL and its Affiliates, including the Company after the Closing Date) in any area within a radius of 100 miles of any facility in which SLL is at that time engaged in business (such areas being collectively referred to as "TERRITORIES");

              (b) call on any natural person who is at that time employed by the Company or SLL with the purpose or intent of attracting that person from the employ of SLL;

              (c) call on, solicit or perform services for, either directly or indirectly, any Person that at that time is, or at any time within one year prior to that time was, a customer of SLL or any prospective customer of SLL that had or, to the knowledge of such Section 9.1 Party, was about to receive a business proposal from SLL, within any Territory for the purpose of soliciting or selling any product or service in competition with SLL in the Territory; or

              (d) call on any Entity which has been called on by SLL or any Affiliate of SLL in connection with a possible acquisition by SLL, with the knowledge of that Entity's status as such an acquisition candidate, for the purpose of acquiring that Entity or arranging the acquisition of that Entity by any Person other than SLL or any affiliate of SLL.

Notwithstanding the foregoing, (a) a Section 9.1 Party may own and hold as a passive investment up to five percent (5%) of the outstanding Capital Stock of any Entity if that class of Capital Stock is listed on a national stock exchange or included in a Nasdaq Stock Market or the OTC Bulletin Board and (b) the Keisers shall not be deemed to be in violation of this Section 9.1 (i) with respect to the business described on Schedule 2.7 as conducted on the date hereof and (ii) as long as neither of the Keisers, directly or indirectly, offers any instruction in the matters as to which SLL offers instruction within a radius of fifty (50) miles of any location where SLL offers such instruction.

         9.2 DAMAGES. Because of the difficulty of measuring economic losses to SLL as a result of any breach by a Section 9.1 Party of the covenants in Section 9.1, above, and because of the immediate and irreparable damage that could be caused to SLL for which it would have no other adequate remedy, each Section 9.1 Party agrees that SLL may enforce the provisions of Section 9.1 by injunctions and restraining orders against such Section 9.1 Party without the posting of a bond or other security, if such Section 9.1 Party breaches any of those provisions.

         9.3 REASONABLE RESTRAINT. The Parties agree that Sections 9.1 and 9.2, above, impose a reasonable restraint on a Section 9.1 Party in light of the activities and business of the Company and SLL on the date hereof, the current business plans of SLL and the investment by each Seller in SLL as a result of the transactions contemplated hereby.

         9.4 INDEPENDENT COVENANT. All the covenants in this Article IX are intended by each Party to, and shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Section 9.1 Party against SLL, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by SLL of any covenant in this Article IX. It is specifically agreed that the period specified in Section 9.1 shall be computed in the case of each Section 9.1 Party by excluding from that computation any time during which that Section 9.1 Party is in violation of any provision of Section 9.1, above. The covenants contained in this Article IX shall not be affected by any breach of any other provision hereof by any party hereto.

         9.5 MATERIALITY. The Section 9.1 Parties hereby agree that this Article IX is a material and substantial part of the transactions contemplated hereby.




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

                                    ARTICLE X

                     DEFINITIONS AND DEFINITIONAL PROVISIONS

         10.1 DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below:

              "ACCREDITATION" has the meaning specified in Section 3.29.

              "ACCREDITATION AUTHORITY" has the meaning specified in Section
3.29.

              "AGREEMENT" means this Agreement, including all attached Schedules, Annexes, Addenda and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

              "AFFILIATE" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

              "ALLOCATION SCHEDULE" has the meaning specified in Section 1.7.

              "ARTHUR ANDERSEN" means Arthur Andersen LLP.

              "ASSUMED LIABILITIES" has the meaning specified in Section 1.3.

              "ASSUMPTION AGREEMENT" has the meaning specified in Section 1.3.

              "AUGUST 1999 FINANCIALS" has the meaning specified in Section 7.1.

              "AUGUST OTHER ACCOUNTANTS" has the meaning specified in Section 7.1(b).

              "AUGUST REPORT DATE" has the meaning specified in Section 7.1(b).

              "AUGUST SELLERS' ACCOUNTANTS" has the meaning specified in Section 7.1(b).

              "BASE AMOUNT" has the meaning specified in Section 1.3(b).

              "BUYER" has the meaning specified in the introduction.

              "BUYER PARTIES" has the meaning specified in the introduction.

              "CAPITAL STOCK" means, with respect to: (a) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (b) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

              "CASH CONSIDERATION" means the aggregate of the cash to be paid by Buyer to the Sellers and the Escrow Agent at the Closing as set forth in Sections 1(a), 1(b) and 1(c). "CASH ON HAND" has the meaning specified in
Section 6.1(k).

              "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

              "CHARTER DOCUMENTS" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles, memorandum or certificate of formation, incorporation, organization or association (or the equivalent organizational documents) of that Entity, (b) the bylaws, articles of association or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative tights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

              "CLAIM NOTICE" has the meaning specified in Section 8.4.

              "CLOSING" has the meaning specified in Section 1.10.

              "CLOSING DATE" has the meaning specified in Section 1.10.

              "CLOSING STOCKHOLDERS EQUITY" has the meaning specified in Section 7.1.

              "CODE" means the Internal Revenue Code of 1986.

              "COMPANY" has the meaning specified in the introduction.

              "COMPANY BUSINESS" has the meaning specified in Section 1.6(d).

              "COMPANY STOCK" has the meaning specified in the second recital.

              "COMPANY SUBSIDIARY" has the meaning specified in the introduction.

              "CONFIDENTIAL INFORMATION" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or, as the case may be, proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

              "COVENANTING SHAREHOLDERS" has the meaning set forth in the Introduction.

              "CURRENT BALANCE SHEET DATE" means June 30, 1999.

              "CURRENT CD" shall have the meaning specified in Section 1.8.

              "CURRENT LOAN" has the meaning set forth in Section 1.11.

              "DAMAGE" to any specified Person means any cost, damage (including any consequential, exemplary, punitive or treble damage) or expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives and Litigation costs) to, any fine of or penalty on or any liability (including loss of earnings or profits), including any amount incurred in settlement of a claim, of any other nature of that Person.

              "DAMAGE CLAIM" means, as asserted (a) against any specified Person, any claim, demand or Litigation made or pending against the specified Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

              "DECEMBER 1998 FINANCIALS" is defined under Financials," below.

              "DIFFERENCE" has the meaning specified in Section 1.3(b).

              "DOC" has the meaning specified in Section 5.14.

              "DOE" means the United States Department of Education.

              "EBIDTA" has the meaning specified in Section 1.6(a).

              "ELECTION PERIOD" has the meaning specified in Section 8.4.

              "EMPLOYEE POLICIES AND PROCEDURES" means at any time all employee manuals and all material policies, procedures and work-related rules that apply at that time to any employee, nonemployee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Sellers.

              "EMPLOYMENT AGREEMENT" means at any time any (a) agreement to which either of the Sellers is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Sellers, whether as an employee, a nonemployee officer or director, a consultant or other independent contractor, a sales representative or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Sellers and any Person which arises from the sale of a business by that Person to the Sellers and limits that Person's competition with the Sellers.

              "ENTITY" means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

              "ENVIRONMENTAL LAWS" means any and all Governmental Requirements relating to the environment or worker health or safety, including ambient air, surface water, land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbon-12) or hydrochlorofluorocarbons).

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "ERISA AFFILIATE" means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

              "ERISA EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA and includes any ERISA Pension Benefit Plan and any Welfare Plan.

              "ERISA GROUP" means any "group of organizations" within the meaning of Section 414(b), (c), (m) or (o) of the Code or any "controlled group" as defined in Section 4001(a)(14) of ERISA.

              "ERISA PENSION BENEFIT PLAN" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

              "ESCROW AGENT" has the meaning specified in Section 1.5(c).

              "ESCROW AGREEMENT" has the meaning specified in Section 1.5(c).

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended. "EXCHANGE ACT DOCUMENTS" has the meaning specified in Section 4.6.

              "EXCLUDED ASSETS" has the meaning specified in Section 1.2.

              "EXCLUDED LIABILITIES" has the meaning specified in Section 1.4.

              "FILING" has the meaning specified in Section 1.6(a).

              "FINAL ORDER" has the meaning specified in Section 4(b) of the Escrow Agreement.

              "FINANCIAL STATEMENTS" means as follows: (a) the following consolidated financial statements of the Company and the Company Subsidiaries audited by independent certificated public accountants: (i) a balance sheet as of December 31, 1998, (ii) statements of operations and retained earnings for the year ended December 31, 1998, and (iii) a statement of cash flows for the year ended December 31, 1998 (collectively, the "DECEMBER 1998 FINANCIALS") (b) the June 1999 Financials, (c) the July 1999 Financials and (c) the August 1999 Financials.

              "FLORIDA DOE" means the Department of Education of the State of Florida.

              "FORM 10-K" has the meaning specified in Section 1.6(a).

              "GAAP" means generally accepted accounting principles and practices in the United States as in effect from time to time, consistently applied with prior periods.

              "GOVERNMENTAL APPROVAL" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

              "GOVERNMENTAL AUTHORITY" means (a) any national, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, or (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes.

              "GOVERNMENTAL REQUIREMENT" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time or (b) any obligation included in any certificate, certification, franchise, permit or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

              "GUARANTY" means, for any specified Person, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities or services for the purpose of assuring the owner of that obligation of its payment or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

              "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

              "INDEBTEDNESS" of any Person means, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business not more than thirty
(30) days old, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) in respect of capital leases or (iv) in respect of interest rate protection agreements, (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise become liable for the payment thereof or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed or acquired a liability by means of a Guaranty.

              "INDEMNIFIED PARTY" has the meaning specified in Section 8.4.

              "INDEMNIFYING PARTY" has the meaning specified in Section 8.4.

              "INDEMNITY NOTICE PERIOD" has the meaning specified in Section 8.4(e).

              "INFORMATION" means written information, including (a) data, certificates, reports and statements (excluding the Financial Statements) and
(b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs or practices or of unwritten amendments or modifications of, supplements to or waivers under any of the foregoing documents.

              "INSURANCE POLICIES" has the meaning specified in Section 3.22.

              "INVENTORIES" has the meaning specified in Section 1.1(c).

              "IRS" means the Internal Revenue Service.

              "JUNE 1999 FINANCIALS" means the consolidated income statement of the Company and the Company Subsidiaries for the period from January 1, 1999 through June 30, 1999, and the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 1999. "JULY 1999 FINANCIALS" means the consolidated income statement of the Company and the Company Subsidiaries for the period from January 1, 1999 through July 31, 1999, and the consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 1999.

              "KNOWN" or "KNOWLEDGE" or any similar phrase means that a party is aware of facts or circumstances or should be aware thereof, after having made diligent inquiry with respect thereto.

              "LEASE DEPOSIT REPLACEMENT" has the meaning specified in Section 5.13.

              "LEASES" has the meaning specified in Section 6.1(n).

              "LIEN" means, with respect to any property or asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in the applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Agreement a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to that asset.

              "LITIGATION" means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitration proceeding.

              "LOAN AMOUNT" has the meaning specified in Section 1.11.

              "MATERIAL" means, as applied to any Entity, significant to the business, operations, property or assets, liabilities, financial condition or results of operations of that Entity and its Subsidiaries considered as a whole.

              "MATERIAL ADVERSE EFFECT" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Sellers that such fact or circumstance has caused, is causing or could reasonably be expected to cause, directly, indirectly or consequentially, singly or in the aggregate with other facts and circumstances, any Damages in excess of forty thousand dollars ($40,000.00).

              "MATERIAL AGREEMENT" of any Entity means any single contract or agreement calling for the payment or receipt by a party thereto of fifty thousand dollars ($50,000) or more, or any series of similar agreements including, but not limited to, in the case of the Company or any Company Subsidiary, agreements with their students, which in the aggregate call for the payment or receipt by a party thereto of fifty thousand dollars ($50,000) or more to which that Entity or any of its Subsidiaries is a party, or by which that Entity or any of its Subsidiaries is bound or to which any property or assets of that Entity or any of its Subsidiaries is subject.

              "MULTIEMPLOYER PLAN" means a "multiemployer" plan as defined in
Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

              "NEW NOTE" has the meaning specified in Section 1.11.

              "1999 THRESHOLD AMOUNT" has the meaning specified in Section
1.6(a).

              "180 DAY PERIOD" has the meaning specified in Section 7.3.

              "ORGANIZATION STATE" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation, (b) any limited liability company or limited partnership, the state or other jurisdiction under whose laws it is organized and existing in that legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern that Entity's internal affairs.

              "OTHER ACCOUNTANTS" has the meaning specified in Section 1.6(e).

              "OTHER COMPENSATION PLAN" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Sellers or to which the Sellers contribute, on behalf of any of its employees, nonemployee directors or officers or other natural persons performing consulting or other independent contractor services for the Company or any Company Subsidiary including all such arrangements, plans, policies, practices or programs providing for severance pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or options, warrants or rights to acquire Capital Stock of the Company or any Company Subsidiary

              "PARTY" has the meaning specified in the introduction.

              "PERMITTED CLAIM" has the meaning specified in Section 8.6.

              "PERSON" means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate," any trade or business.

              "PREDECESSORS" means any Person that has owned or used, directly or indirectly, any of the Purchased Assets or conducted, directly or indirectly, any of the businesses operated by the Sellers.

              "PROFESSIONAL CODES" means any and all Governmental Requirements relating to the licensing or other regulation of the businesses conducted by the Sellers as of the Closing relating to any Person who performs, or arranges to perform, services relating to such businesses.

              "PROHIBITED TRANSACTION" means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA.

              "PROPRIETARY RIGHTS" means (a) patents, applications for patents and patent rights, (b) in each case, whether registered, unregistered or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos and other trade designations and copyrights and (c), in the case of the Sellers, all agreements relating to the technology, know-how or processes used in any business of the Company or any Company Subsidiary.

              "PURCHASED ASSETS" has the meaning specified in Section 1.1.

              "PURCHASED ASSETS BUSINESS" has the meaning specified in Section 1.11.

              "REAL PROPERTY" has the meaning specified in Section 3.16(a).

              "REGISTRATION STATEMENT" has the meaning specified in Section 7.4.

              "REGULATORY FINANCIAL REQUIREMENTS" has the meaning specified in
Section 3.34.

              "RELATED PARTY AGREEMENTS" means any written or oral contract, arrangement or agreement between the Company or any Company Subsidiary and any employee holder of Capital Stock, officer, director or Affiliate of the Company or such Company Subsidiary or any Affiliate thereof or any Related Person of any of the foregoing.

              "RELATED PERSON" of a Seller means: (i) any family member of that Seller, (ii) any estate of that Seller or any family member of that Seller,
(iii) the trustee of any trust of which all the beneficiaries are Related Persons of that Seller and (iv) any Entity the entire equity interest in which is owned by any one or more of that Seller and Related Persons of that Seller.

              "REPORT DATE" has the meaning specified in Section 1.6(e).

              "REPRESENTATIVES" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

              "REQUIRED GOVERNMENTAL APPROVALS" has the meaning specified in
Section 5.11.

              "RCRA" means the Resource Conservation and Recovery Act of 1976.

              "RESTRICTED PAYMENT" means, with respect to any Entity at any time, any of the following effected by that Entity: (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of that Entity or any Affiliate of that Entity or (b) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any then outstanding Capital Stock of that Entity or any Affiliate of that Entity or any then outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity or any Affiliate of that Entity.

              "RETURNS" of any Person means the returns, reports or statements (including any Information returns) any Governmental Authority requires to be filed by that Person for purposes of any Tax.

              "SCHEDULE 3.6 STOCK" has the meaning specified in Section 3.6.

              "SECOND BASE AMOUNT" has the meaning specified in Section 1.6(c).

              "SECOND DIFFERENCE" has the meaning specified in Section 1.6(c).

              "SECOND TOP AMOUNT" has the meaning specified in Section 1.6(c).

              "SEC" means the Securities and Exchange Commission.

              "SECTION 9.1 PARTY" has the meaning specified in Section 9.1.

              "SECURITIES ACT" means the Securities Act of 1933, as amended.

              "SELLER" has the meaning specified in the introduction.

              "SELLER INDEMNIFIED LOSS" has the meaning specified in Section
8.3.

              "SELLER INDEMNIFIED PARTY" means (a) each of the Shareholders, each of the Sellers and each of such Party's Affiliates (other than the Company or SLL or any of its Affiliates), agents and counsel.

              "SELLERS' ACCOUNTANTS" shall have the meaning specified in Section 1.6(e).

              "SERVICE CONTRACTS" has the meaning specified in Section 3.16(g).

              "SLL INDEMNIFIED LOSS" has the meaning specified in Section 8.2.

              "SLL INDEMNIFIED PARTY" means SLL, Buyer and each of their respective Affiliates and each of the respective officers, directors, employees, agents and counsel of SLL, Buyer and such Affiliates; provided, however, that no Person who indemnifies SLL Indemnified Parties in this Agreement will be an SLL Indemnified Party for purposes of this Agreement.

              "SLL PURCHASED ASSETS" has the meaning set forth in Section 1.1.

              "SLL SHARES" has the meaning specified in Section 1.2(c).

              "SOLID WASTES, HAZARDOUS WASTES OR HAZARDOUS SUBSTANCES" have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the Company or any Company Subsidiary which imparts a broader meaning to any of those terms than does CERCLA or RCRA.

              "STOCKHOLDERS' EQUITY AMOUNT" has the meaning specified in Section 3.40.

              "STUDENT RECEIVABLES" has the meaning specified in Section 3.40.

              "SUBSIDIARY" of any specified Person at any time means any Entity a majority of the Capital Stock of which is at that time owned or controlled, directly or indirectly, by the specified Person.

              "SUPPLEMENTAL INFORMATION" has the meaning specified in Section
5.7.

              "TAX" or "TAXES" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

              "TAXING AUTHORITY" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

              "TERRITORY" has the meaning specified in Section 9.1.

              "THIRD PARTY CLAIM" has the meaning specified in Section 8.4.

              "TOP AMOUNT" has the meaning specified in Section 1.3(b).

              "TRANSACTION DOCUMENT" means this Agreement and the other written agreements, documents, instruments and certificates executed pursuant to or in connection with this Agreement including those specified or referred to in
Article VI to be delivered at or before the Closing, all as amended, modified or supplemented from time to time.

              "TRANSACTIONS" has the meaning specified in Section 1.11.

              "UNWIND ARBITER" has the meaning specified in Section 1.11.

              "UNWIND CLOSING DATE" has the meaning specified in Section 1.11.

              "WELFARE PLAN" means an "employee welfare benefit plan" as defined in Section 3(l) of ERISA.

              "WORKING CAPITAL NEED" has the meaning specified in Section 3.40.

              "YEAR 2000 DATE-SENSITIVE SYSTEM/COMPONENT" has the meaning specified in Section 3.32.

              "YEAR 2000 PROBLEMS" has the meaning specified in Section 3.32.

         10.2 OTHER DEFINED TERMS. Words and terms used in these Standard Provisions which are defined elsewhere in this Agreement are used herein as therein defined.

         10.3 OTHER DEFINITIONAL PROVISIONS.

              (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, CERCLA, ERISA, the Exchange Act, RCRA and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

              (b) When used in this Agreement the words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Paragraph," "Section," "Annex," "Addendum," "Schedule" and "Exhibit" refer to articles, paragraphs and sections of, and annexes, addenda, schedules and exhibits to, this Agreement unless otherwise specified.

              (c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

              (d) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

                                   ARTICLE XI

                                 CONFIDENTIALITY

         11.1 TREATMENT OF CONFIDENTIAL INFORMATION.

              (a) Each of the Sellers and the Shareholders, on the one hand, and the Buyer Parties on the other hand acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Buyer Parties and the Sellers, respectively. Each of the Sellers and the Shareholders and each of the Buyer Parties agrees that it will keep confidential all such Confidential Information furnished to it and, except with the specific prior written consent of the other Party (meaning, with respect to the Sellers and the Shareholders, SLL, and with respect to SLL and the Buyer Parties, the Company), will not disclose such Confidential Information to any Person except Representatives of such Party, provided that these Representatives (other than counsel) agree to the confidentiality provisions of this Section 11.1; provided, however, that Confidential Information shall not include such information as (i) becomes known to the public generally through no fault of the party receiving the Confidential Information (ii) is required to be disclosed by law or the order of any Governmental Authority provided, that prior to disclosing any information pursuant to this clause (ii), a Party shall, if practicable, give prior written notice thereof to the other Party and provide the other Party with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes is required to be disclosed in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Party of the provisions of this Section 11.1 with respect to any Confidential Information, the other Party shall be entitled to an injunction restraining such Party from disclosing, in whole or in part that Confidential Information. Nothing herein shall be construed as prohibiting a Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

              (b) Because of the difficulty of measuring economic losses as a result of the breach of the covenants in Section 11.1(a), above, and because of the immediate and irreparable damage that would be caused to a Party as a result of such breach for which it would have no other adequate remedy, each of the Parties agrees that a Party may enforce the provisions of Section 11.1(a) by injunctions and restraining orders against any Party which breaches any of those provisions.

              (c) The obligations of the Parties under this Section 11.1 shall survive the termination of this Agreement; provided, however that notwithstanding the foregoing, the rights of the Sellers and the Shareholders under Section 11.1, above, shall terminate upon the Closing.


                                   ARTICLE XII

                            TERMINATION AND EXPENSES

         12.1 TERMINATION OF THIS AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date solely:

              (a) by the mutual written consent of the Parties;

              (b) by SLL if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by the close of business on the date that is thirty (30) days after the date hereof, unless the failure of such transactions to be consummated results from the willful failure of SLL to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or on the Closing Date;

              (c) by the Sellers and the Shareholders on the one hand, or by the Buyer Parties, on the other hand, if a material breach or default shall be made by one of the other Parties in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

              (d) by SLL if, prior to the Closing, one or more of the facilities operated by the Sellers is not in full operation as a result of a fire or other casualty or otherwise, and such non-operation is reasonably believed by SLL to be likely to continue for a period of ten (10) days. Notwithstanding the foregoing, SLL shall not be entitled to terminate this Agreement in the event that one of the four bookstores included in the Company Business is not in full operation as described in the first clause of this Section 12.1(d), provided that unless Buyer receives prior to the Closing Date confirmation reasonably satisfactory to Buyer that insurance covering such facility would provide full compensation for such loss within a reasonable time after the Closing Date, a reasonable adjustment to the consideration to be paid by the Buyer Parties for the Purchased Assets is made to reflect such non-operation of such bookstore.

         12.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) the Buyer Parties will pay the fees, expenses and disbursements of the Buyer Parties and its Subsidiaries and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by the Buyer Parties under this Agreement, and (b) the Sellers will pay all sales, use, transfer and other similar taxes and fees incurred in connection with the transactions contemplated hereby, including the fees, expenses and disbursements of counsel for the Sellers incurred in connection with the subject matter of this Agreement. The Sellers will file all necessary documentation and Returns with respect to all Taxes and fees they are required by this Section 12.2 to pay. In addition, the Sellers acknowledge that the Sellers, will pay all Taxes due upon receipt of the consideration payable to the Sellers pursuant to the transactions contemplated by this Agreement.

         12.3 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.1, above, there shall be no liability or obligation on the part of any Party hereto except (a) as provided in Section 12.2, above, and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties or covenants set forth in this Agreement.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 PUBLIC ANNOUNCEMENTS. Except as may be required by applicable law, without the prior written consent of the other Parties, none of the Parties will make, and each Party will direct its representatives not to make, directly or indirectly, any public announcement or press release regarding the Proposed Transaction or any of the proposed terms, conditions or other aspects of the Proposed Transaction. If a Party is required by law to make any such disclosure, it shall first provide to the other Party the content of the proposed disclosure, the reasons that such disclosure is required by law, the timing of such disclosure and the medium in which such disclosure is to be made.

         13.2 NOTICES. Any notices, demands or other communication given in connection herewith shall be in writing and be deemed given (i) when personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, with directions to deliver within three (3) days, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such Party may designate in accordance herewith:

                  When Buyer or SLL is the intended recipient:

                           Leonard I. Fluxman
                           c/o CT Maritime Services, L.C.
                           1007 North American Way
                           Fourth Floor
                           Miami, FL   33132
                           Telephone: (305) 358-9002
                           Facsimile: (305) 358-9954
                  with a copy to:

                           Robert C. Boehm, Esq.
                           Akerman, Senterfitt & Eidson, P.A.
                           SunTrust International Center
                           28th Floor
                           One S.E. 3rd Avenue
                           Miami, FL 33131-1714
                           Facsimile: (305) 374-5095

                  When either of the Sellers or either or both of the Hellers are the intended recipient:

                           2001 W. Sample Road
                           Suite 318
                           Pompano Beach, FL 33064
                           Facsimile: (954) 969-9747

                  When Stubbs is the intended recipient:

                           5547 N. Military Trail
                           #2410
                           Boca Raton, FL 33496
                           Facsimile: (954) 561-995-7769

                  When either or both of the Keisers are the intended recipients:

                           1500 N.W. 49th Street
                           Ft. Lauderdale, Florida 33309
                           Facsimile: (954) 489-2974

                  with a copy (in the case of any of the Sellers or the Shareholders) to:

                           Leonard H. Bloom, Esq.
                           Broad and Cassel
                           201 South Biscayne Blvd.
                           Miami, FL 33131
                           Facsimile: (305) 995-6428

         13.3 GOVERNING LAW; FORUM; ETC.. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Florida (without giving effect to the laws, rules or principles of the State of Florida regarding conflicts of laws). Each Party agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a state or federal court, as the case may be, in the county of Miami-Dade, State of Florida. Each Party consents and submits to the non-exclusive personal jurisdiction of any such court in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each Party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any such court and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum. In the event of any litigation between or among any of the Parties with respect to this Agreement, the prevailing Party or Parties, as the case may be, therein shall be entitled to receive from the non-prevailing Party or Parties, as the case may be, therein all of such prevailing Party's or Parties' expenses incurred in connection with such litigation.

         13.4 BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other Parties. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Parties shall be void. No person (including, without limitation, any employee of a Party) shall be, or be deemed to be, a third party beneficiary of this Agreement unless this Agreement specifically so provides.

         13.5 ENTIRE AGREEMENT. This Agreement together with the Exhibits and Schedules attached hereto and the agreements, certificates and instruments delivered pursuant hereto constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings (whether oral or written) by, between or among the Parties with respect to the subject matter hereof.

         13.6 FURTHER ASSURANCES. At any time and from time to time after the Closing, each Party shall, at its own cost and expense, execute, deliver and acknowledge such other documents and take such further actions as may be reasonably requested by the other Party in order to fully perform such Party's obligations as contemplated hereby.

         13.7 AMENDMENTS. No addition to, and no cancellation, renewal, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification or amendment is set forth in a written instrument that states that it adds to, amends, cancels, renews, extends or modifies this Agreement and is executed and delivered by each Party.

         13.8 WAIVERS. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument that is executed and delivered by such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

         13.9 HEADINGS; COUNTERPARTS. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement. This Agreement, and any agreement delivered pursuant hereto, may be signed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         13.10 SEVERABILITY. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         13.11 RIGHTS AND REMEDIES. All rights, powers and remedies afforded to a Party under this Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude the assertion, or the seeking by a Party of any other rights or remedies.

         13.12 DISCLOSURE. Information provided in any Schedule hereto in response to any section hereof shall be deemed to be included on any other Schedule hereto, where applicable.


                 [SIGNATURE PAGES BEGIN ON TOP OF THE NEXT PAGE]

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.

                                FCNH, INC.


                                By: /s/ Leonard I. Fluxman
                                    --------------------------------------------
                                    Name:  Leonard I. Fluxman,
                                    Title: Chairman of the Board



                                STEINER LEISURE LIMITED


                                By: /s/ Leonard I. Fluxman
                                    --------------------------------------------
                                    Name:  Leonard I. Fluxman,
                                    Title: President and Chief Operating Officer



                                FLORIDA COLLEGE OF NATURAL HEALTH, INC.


                                By: /s/ Neal R. Heller
                                    --------------------------------------------
                                    Name:  Neal R. Heller
                                    Title: President



                                THE NATURAL HEALTH SHOPPE, INC.


                                By: /s/ Neal R. Heller
                                    --------------------------------------------
                                    Name:  Neal R. Heller
                                    Title: President



                                  /s/ Neal R. Heller
                                ------------------------------------------------
                                Neal R. Heller



                                  /s/ Elizabeth S. Heller
                                ------------------------------------------------
                                Elizabeth S. Heller



                                  /s/ Daniel Stubbs II
                                ------------------------------------------------
                                Daniel Stubbs II



                                  /s/ Arthur Keiser
                                ------------------------------------------------
                                Arthur Keiser



                                  /s/ Belinda Keiser
                                ------------------------------------------------
                                Belinda Keiser